Exhibit 10.39

AMENDED AND RESTATED CREDIT AGREEMENT

among

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.,

as Borrower

EUROHYPO AG, NEW YORK BRANCH,

as Administrative Agent, Arranger, and Sole Book Runner

BANK ONE, NA,

as Syndication Agent

and

THE LENDERS NAMED HEREIN,

as Lenders

$100,000,000

As of

March 2, 2004

TABLE OF CONTENTS

SECTION 1 DEFINITIONS AND TERMS		8

1.1	Definitions	8

SECTION 2 TERM LOANS		26

2.1	Term Loans.	26

SECTION 3 TERMS OF PAYMENT		26

3.1	Notes and Payments	26

3.2	Interest and Principal Payments	26

3.3	Interest Options	27

3.4	Quotation of Rates	27

3.5	Default Rate	27

3.6	Interest Recapture	27

3.7	Interest Calculation	27

3.8	Maximum Rate	27

3.9	Interest Periods	28

3.10	Conversions and Continuations	28

3.11	Order of Application	28

3.12	Sharing of Payments, Etc	29

3.13	Booking Borrowings	29

3.14	Basis Unavailable or Inadequate for the Eurodollar Rate	29

3.15	Additional Costs	30

3.16	Change in Governmental Requirement	31

3.17	Funding Loss . BORROWER AGREES TO INDEMNIFY EACH LENDER AGAINST, AND PAY TO IT UPON DEMAND, ANY FUNDING LOSS OF SUCH LENDER	31

3.18	Foreign Lenders	31

3.19	Fees	32

SECTION 4 UNENCUMBERED PROPERTIES; GUARANTIES		32

4.1	Unencumbered Properties	32

Amended and Restated Credit Agreement

4.2	Negative Pledge Agreements	33

4.3	Guaranties	33

4.4	Unencumbered Properties Held by Consolidated Affiliates	33

4.5	Minimum Unencumbered Property Value Error! Bookmark not defined.

SECTION 5 CONDITIONS PRECEDENT		34

5.1	Conditions to Advance of Term Loans	34

5.2	Conditions Generally	35

SECTION 6 REPRESENTATIONS AND WARRANTIES		36

6.1	Purpose of Credit Facility	36

6.2	Existence, Good Standing, Authority and Compliance	36

6.3	Affiliates	36

6.4	Authorization and Contravention	36

6.5	Binding Effect	36

6.6	Financial Statements; Fiscal Year	37

6.7	Litigation	37

6.8	Taxes	37

6.9	Environmental Matters	37

6.10	Employee Plans	38

6.11	Properties; Liens	38

6.12	Locations	38

6.13	Government Regulations	38

6.14	Transactions with Affiliates	38

6.15	Insurance	38

6.16	Labor Matters	38

6.17	Solvency	38

6.18	Full Disclosure	38

6.19	Exemption from ERISA; Plan Assets	39

6.20	Patriot Act	39

6.21	Foreign Status	39

Amended and Restated Credit Agreement

SECTION 7 AFFIRMATIVE COVENANTS		39

7.1	Items to be Furnished	39

7.2	Use of Proceeds	41

7.3	Books and Records	41

7.4	Inspections	41

7.5	Taxes	41

7.6	Payment of Obligations	41

7.7	Expenses	41

7.8	Maintenance of Existence, Assets, and Business	41

7.9	Insurance	42

7.10	Preservation and Protection of Rights	42

7.11	Environmental Laws	42

7.12	INDEMNIFICATION	42

7.13	REIT Status	43

7.14	ERISA Exemptions	43

7.15	Listed Company	43

7.16	Further Assurances	43

SECTION 8 NEGATIVE COVENANTS		43

8.1	Payment of Obligations	43

8.2	Employee Plans	43

8.3	Transactions with Affiliates	44

8.4	Compliance with Governmental Requirements and Documents	44

8.5	Loans, Advances, and Investments	44

8.6	Distributions and Redemptions	44

8.7	Sale of Assets	45

8.8	Mergers and Dissolutions	45

8.9	Assignment	45

8.10	Fiscal Year and Accounting Methods	45

8.11	New Businesses	45

8.12	Government Regulations	45

8.13	Amendment of Constituent Documents	45

8.14	Interest Rate Agreements	45

Amended and Restated Credit Agreement

SECTION 9 FINANCIAL COVENANTS		46

9.1	Minimum Tangible Net Worth	46

9.2	Total Indebtedness to Total Assets	46

9.3	Maximum Secured Debt	46

9.4	Recourse Debt	46

9.5	Interest and Debt Service Coverage Ratios	46

SECTION 10 DEFAULT		47

10.1	Payment of Obligation	47

10.2	Covenants	47

10.3	Debtor Relief	47

10.4	Judgments and Attachments	47

10.5	Government Action	48

10.6	Misrepresentation	48

10.7	Default Under Other Agreements	48

10.8	Validity and Enforceability of Loan Documents	48

10.9	Management Changes	48

10.10	Change in Control	49

10.11	Plan Assets	49

SECTION 11 RIGHTS AND REMEDIES		49

11.1	Remedies Upon Default	49

11.2	Waivers	49

11.3	Performance by Administrative Agent	49

11.4	Not in Control	49

11.5	Course of Dealing	49

11.6	Cumulative Rights	50

11.7	Application of Proceeds	50

11.8	Certain Proceedings	50

SECTION 12 AGENTS AND LENDERS		50

12.1	Appointment, Powers and Immunities	50

12.2	Reliance by Administrative Agent	51

Amended and Restated Credit Agreement

12.3	Defaults	51

12.4	Rights as a Lender	53

12.5	Indemnification	53

12.6	Non-Reliance on Administrative Agent and Other Lenders	53

12.7	Failure to Act	54

12.8	Resignation or Removal of Administrative Agent	54

12.9	Consents under Loan Documents	54

12.10	Authorization	54

12.11	Defaulting Lenders	55

12.12	Other Agents	56

SECTION 13 MISCELLANEOUS		56

13.1	Headings	56

13.2	Nonbusiness Days; Time	56

13.3	Communications	57

13.4	Form and Number of Documents	57

13.5	Survival	57

13.6	Governing Law	57

13.7	Invalid Provisions	57

13.8	Venue; Service of Process; Jury Trial	57

13.9	Amendments, Consents, Conflicts, and Waivers	58

13.10	Multiple Counterparts	59

13.11	Successors and Assigns; Participations	59

13.12	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	62

13.13	Amendment and Restatement	62

13.14	Entirety	62

Amended and Restated Credit Agreement

SCHEDULES AND EXHIBITS

Schedule 4.1	Initial Unencumbered Properties
Schedule 6.2	Jurisdictions of Incorporation and Foreign Qualification
Schedule 6.7	Litigation
Schedule 6.9	Environmental Matters
Schedule 6.14	Affiliates Transactions

Exhibit A	Borrowing Request
Exhibit B	Compliance Certificate
Exhibit C-1	Form of PPT Guaranty
Exhibit C-2	Form of Subsidiary Guaranty
Exhibit D	Form of Term Note
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Counsel Opinion

Amended and Restated Credit Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of March 2, 2004 (the “Closing Date”), among PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership (“Borrower”), each of the lenders that are a signatory hereto (each such lender, together with each lender that becomes a signatory hereto as provided in Section 13.11(b), being individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”), and EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent (in such capacity, together with its successors and assigns, “Administrative Agent”).

R E C I T A L S:

1. Reference is hereby made to that certain Credit Agreement dated as of May 22, 2003, executed by Borrower, Lenders, and Administrative Agent (as renewed, extended, modified, and amended through the date hereof, the “Original Agreement”).

2. Borrower, Administrative Agent, and the Lenders desire to amend, modify, renew, and restate the Original Agreement in the form of this Agreement to modify certain terms, conditions, and covenants contained in the Original Agreement.

3. Upon and subject to the terms and conditions of this Agreement, the parties hereto are willing to amend and restate the Original Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Agreement shall be amended and restated as follows:

SECTION 1

DEFINITIONS AND TERMS

1.1 Definitions. Unless otherwise indicated, as used in the Loan Documents:

“Adjusted Aggregate EBITDA” means, for any period, (a) Aggregate EBITDA, minus (b) the EBITDA Adjustments, on a Consolidated Basis, for all Properties.

“Adjusted Property EBITDA” means, for any Property, the product of (a) the difference between (i) the EBITDA of such Property, minus (ii) the EBITDA Adjustments for such Property, in each case for the three (3) month period ending on the last day of the fiscal quarter immediately preceding such determination date, times (b) four (4). For Properties owned for less than three (3) months as of the date of determination, EBITDA of all such Properties shall be equal to the lesser of (I) the product of (x) the Approved Costs of such Properties, times (y) eight percent (8%), and (II) Borrower’s most-recent asset manager’s forecasts for the EBITDA of such Properties for the first (1st) calendar quarter following acquisition thereof; provided that if Administrative Agent shall reasonably determine that such amount is not an appropriate computation of EBITDA of any such Property, then EBITDA for all such Properties shall be based upon the most recent three (3) month period available.

Amended and Restated Credit Agreement

“Administrative Agent” is defined in the preamble.

“Advanced Amount” is defined in Section 12.11.

“Affiliate” of a Person means any other individual or entity who directly or indirectly controls, or is controlled by, or is under common control with, that Person. For purposes of this definition “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies (whether through ownership of Stock, by contract, or otherwise).

“Aggregate EBITDA” means EBITDA of the Companies, for any period, as determined on a Consolidated Basis.

“Agreement” means this Credit Agreement, as modified, amended, supplemented, or restated from time to time.

“Anti-Terrorism Financing Laws” is defined in Section 6.20.

“Applicable Amount” means (a) with respect to a Contract Property, the lesser of (i) the purchase price of such Contract Property (or the Stock of the Person that owns such Contract Property), and (ii) the maximum personal liability of the Companies to pay such purchase price as determined by Borrower in a manner reasonably acceptable to Administrative Agent, and (b) with respect to a Development Property, the unpaid balance of any Liabilities incurred to finance the costs of constructing or developing such Development Property to the extent that a Company is obligated (as guarantor or otherwise) with respect to such Liabilities.

“Applicable Margin” means, at the time of determination thereof:

(a) For any period in which an Investment Grade Rating does not exist, the interest margin over the Eurodollar Rate and the Base Rate, as the case may be, shall be based upon the Index Ratio as follows:

Index Ratio	Applicable Margin for Eurodollar Borrowings	Applicable Margin for Base Rate Borrowings
Greater than or equal to 0.50 to 1.0	1.625%	0.25%
Less than 0.50 to 1.0 but greater than or equal to 0.45 to 1.0	1.375%	0.00%
Less than 0.45 to 1.0 but greater than or equal to 0.35 to 1.0	1.25%	0.00%
Less than 0.35 to 1.0	1.125%	0.00%

Amended and Restated Credit Agreement	9

The Index Ratio shall be determined from the Compliance Certificate delivered to Administrative Agent pursuant to Section 7.1; provided that the initial Applicable Margin shall be based upon the Compliance Certificate dated as of December 31, 2003. The adjustment, if any, to the Applicable Margin shall be effective commencing on the fifth (5th) Business Day after delivery of such Compliance Certificate. If Borrower fails at any time to furnish to Administrative Agent the Compliance Certificate as required to be delivered pursuant to Section 7.1, then the maximum Applicable Margin shall apply until such time as such Compliance Certificate is so delivered.

(b) Beginning with the period commencing on the date of delivery by Borrower to Administrative Agent of notice that Borrower achieved an Investment Grade Rating, and continuing until the public announcement of a downgrade resulting in Borrower no longer having an Investment Grade Rating the interest margin over the Eurodollar Rate and the Base Rate, as the case may be, shall be based upon the Applicable Rating as follows:

Level	Moody’s Rating	S & P Rating	Third Agency Rating	Applicable Margin for Eurodollar Borrowings	Applicable Margin for Base Rate Borrowings
1	A3 or higher	A-or higher	A-or higher	0.70%	0.00%
2	Baa1	BBB+	BBB+	0.80%	0.00%
3	Baa2	BBB	BBB	0.90%	0.00%
4	Baa3	BBB-	BBB-	1.00%	0.00%

The “Applicable Rating” shall be determined as follows: (i) if a Debt Rating is issued by each of Moody’s, S & P, and a Third Agency, then the Applicable Rating shall be the lower of the two (2) highest such Debt Ratings (e.g. if the Moody’s Rating is at Level 1, the S & P Rating is at Level 2, and the Third Agency Rating is at Level 3, then the Applicable Margin shall be determined by reference to Level 2); and (ii) if a Debt Rating is issued by only two (2) of Moody’s, S & P, and a Third Agency, then the Applicable Rating shall be the lower of such Debt Ratings (e.g. if the Moody’s Rating is at Level 1 and the S & P Rating is at Level 2, then the Applicable Margin shall be determined by reference to Level 2) unless there is a split in Debt Ratings of more than one Level, in which case the Level that is one level higher than the Level of the lower Debt Rating shall apply (e.g. if the Moody’s Rating is at Level 1 and the S & P Rating is at Level 4, then the Applicable Margin shall be determined by reference to Level 3). Each change in the Applicable Margin based upon a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Costs” means, for any Property, the sum of the acquisition, construction, and other capitalized costs incurred for such Property (or the Stock of the Company that owns such Property), whether in the form of cash, property, liabilities assumed, or other consideration.

“Approved Fund” is defined in Section 13.11(g).

Amended and Restated Credit Agreement	10

“Assumed Interest Expense” means, as of any date, the product of (a) the aggregate amount of all Unsecured Debt of the Companies as of such date, times (b) the weighted average interest rate per annum on all such Unsecured Debt as of such date.

“Base Rate” means, for any day, the greater of (a) the sum of the Federal Funds Rate plus one-half of one percent (0.5%), and (b) the annual interest rate most recently announced by Administrative Agent as its prime rate (or, if the Person then acting as Administrative Agent under this Agreement is not a bank organized under the Governmental Requirements of the United States or any State, then the rate announced by Eurohypo, or any successor thereof, as its prime rate) in effect at its principal office, automatically fluctuating upward and downward with and as specified in each announcement without special notice to Borrower or any other Person (which prime rate may not necessarily represent the lowest or best rate actually charged to a customer).

“Base Rate Borrowing” means a Borrowing bearing interest at the Base Rate plus the Applicable Margin.

“Binding Agreement” means a binding agreement pursuant to which a Company has agreed to purchase a Contract Property or a Development Property from another Person and in which such Person may enforce rights and remedies at law or in equity against a Company for failure to purchase such Contract Property or Development Property and which remedies are not limited to retaining earnest money, escrow, liquidated damages not to exceed ten percent (10%) of the applicable purchase price, or other deposits of a Company or similar limitations on the liability of any Company.

“Borrowing” means (without duplication) any amount disbursed by (a) Lenders to or on behalf of Borrower under the Loan Documents, or (b) any Lender in accordance with, and to satisfy the obligations of Borrower under, any Loan Document.

“Borrowing Date” means for any Borrowing, the date any Borrowing is converted hereunder to another Type of Borrowing.

“Broadmoor” means Broadmoor Austin Associates, a Texas joint venture.

“Business Day” means (a) for all purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by any Governmental Requirement to be closed in Texas or New York, and (b) for purposes of any Eurodollar Borrowing, a day that satisfies the requirements of clause (a) and is a day when commercial banks are open for domestic or international business in London.

“Capital Expenditures” means any expenditures by a Person for an asset that will be used in years subsequent to the year in which the expenditure is made or which is properly classified in the relevant financial statements of such Person in accordance with GAAP as a capital asset.

“Capital Lease” means, for any Person, any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet of such Person.

“Cash Equivalents” means (a) investments and direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one (1) year of the date of acquisition thereof,

Amended and Restated Credit Agreement	11

(b) commercial paper rated “A-1” or higher according to S & P or “P-1” or better according to Moody’s and maturing not more than one hundred and eighty (180) days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by Administrative Agent or any United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are limited to the foregoing.

“Change in Control” means, with respect to Borrower, the transfer of beneficial ownership of the outstanding partnership interests of Borrower such that PPT owns, directly or indirectly, less than fifty-one percent (51%) of the outstanding partnership interests of Borrower.

“Closing Date” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Companies” means, without duplication, (a) PPT, (b) Borrower, and (c) each of their respective Consolidated Affiliates, and “Company” means any one of the Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B and signed by a Responsible Officer of Borrower and PPT.

“Consolidated Affiliate” means, in respect of any Person, any other Person in whom such Person holds an equity or ownership interest and whose financial results would be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Consolidated Basis” means, with respect to any amount used in the calculation of any financial covenant or financial definition in this Agreement, such amount calculated on a consolidated basis for the Companies in accordance with GAAP; provided that such amounts shall be adjusted to (a) exclude any amounts attributable to Unconsolidated Affiliates of the Companies as calculated in accordance with GAAP, (b) include the Companies’ Share of such amounts for their Unconsolidated Affiliates (other than Broadmoor), and (c) exclude the Share of any such amounts attributable to the holders of Stock of any Consolidated Affiliates of Borrower that are not a Company.

“Constituent Documents” means, with respect to any Person, its articles or certificate of incorporation, bylaws, partnership agreements, organizational documents, limited liability company agreements, trust agreement, or such other document as may govern such Person’s formation, organization, and management.

“Contract Property” means a real estate property that a Company has agreed to purchase directly or indirectly (through the purchase of Stock) from a Person that is not a Company.

“Credit Parties” means Administrative Agent and Lenders, and “Credit Party” means any one of the Credit Parties.

“Current Financials” means, at any time, the consolidated Financial Statements of the Companies most recently delivered to Administrative Agent under Section 7.1(a) or 7.1(b), as the case may be.

Amended and Restated Credit Agreement	12

“Customary Recourse Exceptions” means with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Debt Rating” means any one of the Moody’s Rating, the S & P Rating, or the Third Agency Rating, and “Debt Ratings” means each Debt Rating taken collectively.

“Debt Service” means, for the Companies on a Consolidated Basis for any period, the sum of all regularly scheduled principal payments (but excluding any regularly scheduled principal payments on any Indebtedness which pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment) and all Interest Expense that are paid or payable during such period in respect of all Liabilities of the Companies.

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Governmental Requirements affecting creditors’ Rights in effect from time to time.

“Default” is defined in Section 10.

“Defaulting Lender” is defined in Section 12.11.

“Default Rate” means an annual rate of interest equal from day-to-day to the lesser of (a) the then-existing Base Rate plus the Applicable Margin plus four percent (4%), and (b) the Maximum Rate.

“Development Property” means a real estate property that is under construction or development by a Person that is not a Company and that a Company has agreed to purchase or lease (pursuant to a master lease or ground lease of all or substantially all of the property) upon completion of such construction or development.

“Distribution” means, with respect to any Stock issued by a Person, without duplication, (a) the declaration or payment of any dividend or distribution on or with respect to such Stock by such Person, (b) any loan or advance by that Person to, or other investment by that Person in, the holder of any of such Stock, and (c) any other payment by that Person with respect to such Stock (other than a Redemption).

“EBITDA” means, for any Person or any Property for any period, the sum of (a) Net Income, plus (b) depreciation and amortization expense, plus (c) Interest Expense, plus (d) income taxes deducted from Net Income in accordance with GAAP, plus (e) extraordinary losses (and any unusual losses arising in or outside the ordinary course of business of such Person not included in extraordinary losses) determined in accordance with GAAP that have been reflected in the determination of Net Income, minus (f) extraordinary gains (and any unusual gains arising in or outside the ordinary course of business of such Person not included in extraordinary gains) determined in accordance with GAAP that have been reflected in the determination of Net Income.

“EBITDA Adjustments” means, for any Property for any period, appropriate accruals for items such as taxes, insurance, or other expenses determined by Borrower (subject to the reasonable approval of Administrative Agent), a management fee equal to the greater of (i) actual fees incurred or (ii) two

Amended and Restated Credit Agreement	13

percent (2%) of in place actual rents, and a reserve of $0.50 per square foot per year for office Properties and $0.15 per square foot for industrial Properties, all as determined in accordance with accounting principles reasonably acceptable to Administrative Agent, consistently applied.

“EBITDA Value” means, for any Property as of any determination date, (a) Adjusted Property EBITDA for such Property, divided by (b) nine percent (9.0%).; provided that, “EBITDA Value” shall never be less than $0.00.

“Eligible Assignee” is defined in Section 13.11(g).

“Employee Plan” means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any Company.

“Environmental Law” means any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which any Company is conducting or at any time has conducted business, or where any property of any Company is located, including, without limitation, the Oil Pollution Act of 1990, as amended, (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” has the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the Governmental Requirements of the state in which any property of any Company is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Equity Issuance” means the issuance or sale by any Company, without duplication, of any Stock, or options, warrants, or other rights to subscribe for or otherwise acquire Stock, of such Company, other than the issuance by Borrower of Stock in Borrower to sellers of properties or non-cash assets as a partial payment of the purchase price of such assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Borrowing:

(a) the rate per annum (rounded upward as necessary to the nearest 1/100th of 1%) equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in lawful money of the United States (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period, reasonably determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period; or

Amended and Restated Credit Agreement	14

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, then the rate per annum (rounded upward as necessary to the nearest 1/100th of 1%) equal to the rate reasonably determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in lawful money of the United States (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period; or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, then the rate per annum (rounded upward as necessary to the nearest 1/100th of 1%) reasonably determined by Administrative Agent as the rate of interest at which deposits in lawful money of the United States for delivery on the first (1st) day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued, or converted and with a term equivalent to such Interest Period would be offered by Eurohypo to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period.

“Eurodollar Borrowing” means a Borrowing bearing interest at the sum of the Eurodollar Rate plus the Applicable Margin.

“Eurohypo” means Eurohypo AG, New York Branch.

“Excluded Companies” means, as of any date of determination, any Consolidated Affiliate or Unconsolidated Affiliate of PPT determined in a manner reasonably acceptable to Administrative Agent whose (a) individual contribution to the calculation of Total Assets as of such determination date constitutes less than fifteen percent (15%) of Total Assets, and (b) aggregate contributions to the calculation of Total Assets as of such determination date constitute less than twenty percent (20%) of Total Assets.

“Existing Line of Credit” means the Second Amended and Restated Credit Agreement dated as of February 19, 2004, executed by Borrower, Bank One, NA, as administrative agent, Bank of America, N.A., as syndication agent, the Co-Documentation Agents defined therein, and the Lenders defined therein, as such Second Amended and Restated Credit Agreement has been or may be modified, amended, renewed, extended, or restated from time to time.

“Federal Funds Rate” means, on any day, the annual rate (rounded upwards, if necessary, to the nearest 0.01%) determined by Administrative Agent (which determination is conclusive and binding, absent manifest error) to be equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York on the next successive Business Day; provided, however, that (a) if such determination date is not a Business Day, then the Federal Funds Rate for such day shall be the rate for such transactions on the next preceding Business Day as published on the next successive Business Day, or (b) if those rates are not published for any Business Day, then the Federal Funds Rate shall be the average of the quotations at approximately 10:00 a.m. on such Business Day received by Administrative Agent from three (3) federal funds brokers of recognized standing selected by Administrative Agent in its sole discretion.

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“Financeable Ground Lease” means, a ground lease satisfactory to Administrative Agent in its reasonable discretion, which must provide protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things (a) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the Closing Date, (b) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (c) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason or other protective provisions acceptable to Administrative Agent, (d) non-merger of the fee and leasehold estates, (e) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (f) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage.

“Financial Statements” of a Person means balance sheets, and statements of earnings, shareholders’ equity, and cash flow prepared (a) according to GAAP, (b) except as stated in Section 1.4, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable, and (c) on a consolidated basis if that Person had any Consolidated Affiliates during the applicable period.

“Fixed Charges” means, for the Companies on a Consolidated Basis for any period, the sum of (a) Debt Service during such period, and (b) all Distributions paid or payable during such period in respect of any preferred Stock of the Companies, but excluding any Consolidated Affiliates Share of an Unconsolidated Affiliate’s Distributions in respect of preferred Stock paid to a Consolidated Affiliate.

“Foreign Lender” means any Lender that is organized under the Governmental Requirements of any jurisdiction other than the United States of America or any State thereof.

“Fund” is defined in Section 13.11(g).

“Funding Loss” means, without duplication, any loss, expense, or costs incurred by any Lender (including any loss, expense, or cost incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or maintain any portion of any Borrowing as a Eurodollar Borrowing) when (a) Borrower fails or refuses (for any reason other than any Lender’s failure to comply with this Agreement) to take any Borrowing that it has requested under this Agreement, (b) Borrower prepays or pays any Borrowing or converts any Borrowing to a Borrowing of another Type, in each case, before the last day of the applicable Interest Period, (c) Borrower fails or refuses to prepay a Eurodollar Borrowing on the date specified in any notice of prepayment, (d) Borrower fails or refuses to continue a Eurodollar Borrowing on the date specified in a Borrowing Request, or (e) Borrower fails or refuses to convert a Base Rate Borrowing to a Eurodollar Borrowing on the date specified in a Borrowing Request.

“Funds from Operations” means, for any Person for any period, without duplication, (a) such Person’s, and such Person’s Share of its Unconsolidated Affiliates Net Income plus depreciation and amortization expense (exclusive of amortization of financing costs), all as determined in accordance with GAAP, minus (b) the Share of any such amounts attributable to the holders of Stock of any Consolidated Affiliates of such Person that are not a Company (calculated in accordance with clause (a) preceding); provided that there shall not be included in such calculation (i) any proceeds of any insurance policy other than rental or business interruption insurance received by such Person, (ii) any gain or loss which is classified as “extraordinary” in accordance with GAAP, or (iii) any capital gains and losses and taxes on

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capital gains. Funds from Operations shall not be reduced by any Distribution in respect of any preferred Stock of such Person.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date of this Agreement, subject to changes permitted by Section 1.4.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, federal, state, or local, having jurisdiction over the matter or matters in question.

“Governmental Requirement” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Governmental Authority.

“Guaranties” means the PPT Guaranty and the Subsidiary Guaranty, and “Guaranty” means any one of the Guaranties.

“Guarantors” means PPT and Subsidiary Guarantors, and “Guarantor” means any one of the Guarantors.

“Hazardous Substance” means any substance (a) the presence of which requires removal, remediation, or investigation under any Environmental Law, or (b) that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law.

“Indebtedness” means, for any Person, all Liabilities of such Person, excluding (a) accounts payable and accrued expenses in each case incurred in the ordinary course of business and the payment of which is not past-due (unless payment is being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided), and (b) Liabilities in which such Person maintains restricted cash deposits that are not included in Total Assets to satisfy payment thereof, but only to the extent of such cash deposits.

“Index Ratio” means the financial covenant set forth in Section 9.2.

“Interest Expense” means, for any Person for any period, all of such Person’s paid, accrued, or amortized interest expense (net of any amounts received by such Person in respect of any Interest Rate Agreements, but including any amounts paid or amortized during such period in respect of any Interest Rate Agreements) on such Person’s Indebtedness (whether direct, indirect, or contingent, and including interest on all convertible Indebtedness), other than interest capitalized on the balance sheet of such Person in accordance with GAAP.

“Interest Period” has the meaning set forth in Section 3.9.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, or other similar agreement or arrangement designed to protect any Company against fluctuations in interest rates.

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“Investment Grade Rating” means that (a) both (i) the Moody’s Rating equals Baa3 or better and (ii) the S & P Rating equals BBB- or better, or (b) (i) either (A) the Moody’s Rating equals Baa3 or better or (B) the S & P Rating equals BBB- or better, and (ii) the Third Agency Rating is BBB- (or its equivalent) or better.

“Investments in Joint Ventures” means the Companies’ investments in the Stock of, or loans and advances to, partnerships, joint ventures, and similar entities that are not Consolidated Affiliates. Investments in Joint Ventures, as of any date, shall be calculated as the lesser of the Companies’ Share of (a) the Approved Costs of each Property owned by an Unconsolidated Affiliate, and (b) the sum of (i) the book value of such Property on the financial statements of such Unconsolidated Affiliate determined in accordance with GAAP plus (ii) accumulated depreciation with respect to such Property determined in accordance with GAAP.

“Lenders” is defined in the preamble.

“Liabilities” means (without duplication), for any Person, (a) any indebtedness, liabilities, or obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities, (b) any liabilities secured (or for which the holder of the Liability has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) any obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, including all Capital Leases, (d) mandatory net obligations to purchase or repurchase such Person’s Stock as calculated by Borrower in a manner reasonably acceptable to Administrative Agent, (e) Unfunded Liabilities, and “Liability” means any of the Liabilities; provided however, that Liabilities shall exclude (x) the net “market-to-market” obligations of such Person under any Interest Rate Agreement and (y) any perpetual and/or preferred Stock of such Person classified upon such Person’s balance sheet as a liability in accordance with GAAP, provided that such perpetual and/or preferred Stock was not classified upon such Person’s balance sheet as a liability in accordance with GAAP when originally issued by such Person.

“Lien” means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other substantially similar arrangement for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

“Litigation” means any action by or before any Governmental Authority.

“Loan Documents” means (a) this Agreement, certificates, and reports delivered under this Agreement, and exhibits and schedules to this Agreement, (b) the Notes, (c) the Guaranties, (d) any Interest Rate Agreements with any Lender specifically relating to the Obligation, (e) all other agreements, documents, and instruments executed by Obligors in favor of any of the Credit Parties (or Administrative Agent on behalf of the Credit Parties) ever delivered in connection with or under this Agreement, and (f) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

“Majority Lenders” means, as of any date, any combination of Lenders (other than Defaulting Lenders) who collectively hold fifty-one percent (51%) or more of the Term Loans (excluding the Term Loans of Defaulting Lenders).

“Material Adverse Event” means any circumstance or event that, individually or collectively with other circumstances or events, reasonably is expected to result in any (a) material impairment of the ability of the Obligors (including Borrower and PPT), taken as a whole, Borrower, or PPT to perform any of their respective payment or other obligations under any Loan Document, (b) material impairment of the

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ability of any Credit Party to enforce (i) any of the obligations of any Obligor under this Agreement or the other Loan Documents, or (ii) any of their respective Rights under the Loan Documents, or (c) material and adverse effect on the financial condition of the Companies (including Borrower and PPT), taken as a whole, Borrower, or PPT.

“Maximum Amount” and “Maximum Rate” respectively mean, for Administrative Agent or a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Governmental Requirement, Administrative Agent or such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

“Moody’s” means Moody’s Investors Service, Inc., or, if Moody’s no longer publishes ratings, another ratings agency acceptable to Administrative Agent.

“Moody’s Rating” means the most recently-announced rating from time to time of Moody’s assigned to the Obligation or any class of long-term senior, unsecured debt securities issued by PPT or Borrower, as to which no letter of credit, guaranty, or third-party credit support is in place, regardless of whether all or any part of such debt securities have been issued at the time such rating was issued.

“Multi-employer Plan” means a multi-employer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which Borrower or any of its Consolidated Affiliates (or any Person that, for purposes of Title IV of ERISA, is a member of Borrower’s controlled group or is under common control with Borrower within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

“Net Income” means, for any Person or any Property for any period, the net earnings (or loss) after taxes of such Person or such Property, as the case may be, determined in accordance with GAAP.

“Net Proceeds” means, with respect to any Equity Issuance by any Company, the amount of cash received by such Company in connection with such transaction after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction: (a) brokerage commissions, attorneys’ fees, finder’s fees, financial advisory fees, accounting fees, underwriting fees, investment banking fees, and other similar commissions and fees (and expenses and disbursements of any of the foregoing), in each case, to the extent paid or payable by such Company; (b) printing and related expenses and filing, recording, or registration fees or charges or similar fees or charges paid by such Company; and (c) taxes paid or payable by such Company to any Governmental Authority as a result of such transaction.

“Non-Recourse Debt” means, for any Person, any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions.

“Notes” means one of the promissory notes substantially in the form of Exhibit D, and “Note” means any one of the Notes.

“Obligation” means all present and future indebtedness and obligations, and all renewals, increases, and extensions thereof, or any part thereof, now or hereafter owed to any Credit Party by Borrower under any Loan Document, together with all interest accruing thereon, fees, costs and expenses (including all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of Rights under the Loan Documents.

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“Obligors” means Borrower and Guarantors, and “Obligor” means any one of the Obligors.

“Occupancy Rate” means, for any Property, the percentage of the rentable area of such Property leased pursuant to bona fide tenant leases, licenses, or other agreements requiring current rent or other similar payments (unless the tenant is in a free rent period offered as an inducement to enter into such bona fide tenant lease on customary terms, not to exceed twelve (12) months).

“Participant” is defined in Section 13.11(d).

“Patriot Act” is defined in Section 6.20.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

“Permitted Distributions” means, for (a) Borrower for any fiscal year of Borrower, an amount of Distributions not to exceed ninety-five percent (95%) of Borrower’s Funds from Operations for such fiscal year, and (b) PPT for any fiscal year of PPT, an amount of Distributions not to exceed ninety-five percent (95%) of PPT’s Funds from Operations for such fiscal year.

“Permitted Liens” means:

(a) Liens granted to Administrative Agent, for the ratable benefit of the Credit Parties, to secure the Obligation;

(b) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs;

(c) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens imposed by mandatory provisions of any Governmental Requirement such as for materialmen’s, mechanic’s, warehousemen’s, and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not yet due or that is being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or other security (and otherwise reasonably acceptable to Administrative Agent) have been provided;

(e) Liens for taxes, assessments, and governmental charges or assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or other security (and otherwise reasonably acceptable to Administrative Agent) have been provided;

(f) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by

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appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or other security (and otherwise reasonably acceptable to Administrative Agent) have been provided; and

(g) Liens in a Property securing Indebtedness for which cash or Cash Equivalents in an amount sufficient to pay all principal and interest of such Indebtedness have been deposited with a title company or other escrow agent and in which the owner of such Property is insured by title insurance acceptable to Administrative Agent.

“Permitted Redemptions” means the Redemption by PPT and Borrower of Stock issued by PPT or Borrower not to exceed $335,000,000 in the aggregate during the term of this Agreement, commencing on the Closing Date, provided that no Default exists or would result from such Redemption.

“Person” means any individual, entity, or Governmental Authority.

“Potential Default” means the occurrence of any event or the existence of any circumstance that could, upon notice or lapse of time or both, become a Default.

“PPT” means Prentiss Properties Trust, a Maryland real estate investment trust.

“PPT Guaranty” means the Unconditional Guaranty of Payment dated of even date herewith, executed by PPT in favor of the Credit Parties, and substantially in the form of Exhibit C-1.

“Principal Debt” means, for a Lender and at any time, the unpaid principal balance of all outstanding Borrowings from such Lender hereunder.

“Properties” means all real estate properties owned by any Company or any Unconsolidated Affiliate, and “Property” means any one of the Properties.

“Pro Rata” and “Pro Rata Share” means, when determined for any Lender, the percentage obtained by dividing (a) the Principal Debt owed to such Lender by (b) the Total Principal Debt.

“Recourse Debt” means, for any Person, Indebtedness of such Person that is not Non-Recourse Debt; provided that (a) Recourse Debt of the Companies shall include any Indebtedness guaranteed (other than Customary Recourse Exceptions) by PPT or Borrower, and (b) Recourse Debt of the Companies, as of any date, shall not include Indebtedness of any Excluded Companies so long as no Obligor is obligated (as guarantor or otherwise other than for Customary Recourse Exceptions) on such Indebtedness. To the extent that any Person has partial recourse obligations with respect to any Indebtedness, then only that portion of such Indebtedness that is not Non-Recourse Debt shall be considered to be Recourse Debt (e.g., if any such Person is personally liable for only $25,000,000 of Indebtedness equal to $100,000,000, then only $25,000,000 of such Indebtedness shall be Recourse Debt).

“Redemption” means, with respect to any Stock issued by a Person, the retirement, redemption, purchase, or other acquisition for value of such Stock by such Person.

“Register” is defined in Section 13.11(c).

“REIT” means a “real estate investment trust” for purposes of the Code.

“Representatives” means representatives, officers, directors, employees, attorneys, and agents.

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“Required Lenders” means, as of any date, any combination of Lenders (other than Defaulting Lenders) who collectively hold sixty-six and two-thirds percent (66-2/3%) or more of the Total Principal Debt (other than the Principal Debt of Defaulting Lenders).

“Reserve Requirement” means, with respect to any Eurodollar Borrowing for the relevant Interest Period, the actual aggregate reserve requirements (including all basic, supplemental, emergency, special, marginal, and other reserves required by applicable Governmental Requirement) applicable to a member bank of the Federal Reserve System for eurocurrency fundings or liabilities.

“Responsible Officer” means, for any Person, any chairman, president, chief executive officer, chief financial officer, controller, secretary, treasurer, executive vice president, or senior vice president of such Person.

“Rights” means rights, remedies, powers, privileges, and benefits.

“Secured Debt” means, for any Person, Indebtedness of such Person secured by Liens (other than Permitted Liens) in any of such Person’s Properties or other assets.

“Share” means, for any Person, such Person’s share of the assets, liabilities, revenues, income, losses, or expenses of a Consolidated Affiliate or an Unconsolidated Affiliate, as applicable, of such Person, based upon such Person’s percentage ownership of Stock of such Consolidated Affiliate or Unconsolidated Affiliate.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, (b) such Person is able to pay and is paying its Liabilities as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

“S & P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, or if S & P no longer publishes ratings, then another ratings agency acceptable to Administrative Agent.

“S & P Rating” means the most recently-announced rating from time to time of S & P assigned to the Obligation or any class of long-term senior, unsecured debt securities issued by PPT or Borrower, as to which no letter of credit, guaranty, or third-party credit support is in place, regardless of whether all or any part of such debt securities have been issued at the time such rating was issued.

“Special Advance Lender” is defined in Section 12.11.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, or other ownership interests (regardless of how designated) of or in a corporation, partnership, limited liability company, trust, or other entity, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subsidiary Guarantors” means, as of any date, all Consolidated Affiliates that have executed the Subsidiary Guaranty, and “Subsidiary Guarantor” means any one of the Subsidiary Guarantors.

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“Subsidiary Guaranty” means the Unconditional Guaranty of Payment dated of even date herewith, executed by each of the Subsidiary Guarantors in favor of the Credit Parties, and substantially in the form of Exhibit C-2.

“Syndication Agent” means the Person identified as a syndication agent on the cover page or signature pages of this Agreement or pursuant to any provision of this Agreement, together with their successors and assigns.

“Tangible Net Worth” means, as of any date, (a) Total Assets, minus (b) all Liabilities (other than accounts payable and accrued expenses that are not Indebtedness and that are incurred in the ordinary course of business not exceeding five percent (5%) of Total Assets as of such date) of the Companies, on a Consolidated Basis, as of such date.

“Taxes” means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

“Termination Date” means May 22, 2008.

“Term Loan” means, for a Lender, the amount (which is subject to reduction and cancellation as provided in this Agreement) stated besides such Lender’s name on Schedule 1 as most recently amended under this Agreement, as the same may be increased or decreased from time to time by further assignment pursuant to Section 13.11, and “Term Loans” means the Term Loans of all Lenders.

“Third Agency” means Fitch, Inc. or any other nationally recognized rating agency other than Moody’s or S & P, as approved by Administrative Agent in its reasonable discretion.

“Third Agency Rating” means the most recently-announced rating from time to time of a Third Agency assigned to the Obligation or any class of long-term senior, unsecured debt securities issued by PPT or Borrower, as to which no letter of credit, guaranty, or third-party credit support is in place, regardless of whether all or any part of such debt securities have been issued at the time such rating was issued.

“Total Assets” means, as of any determination date, the sum of the Companies’ Share of the following (without duplication):

(a) the EBITDA Value of each Property owned by a Company for, and in which construction was completed and a certificate of occupancy was issued, more than twelve (12) months as of such determination date; plus

(b) the EBITDA Value of each Property owned by a Company for, and in which construction was completed by a Company and a certificate of occupancy was issued, less than twelve (12) months as of such determination date and that has an Occupancy Rate of at least eighty-five percent (85%) for three (3) consecutive months; plus

(c) the Approved Costs of each Property (other than raw land) not included in (a) and (b) above; plus

(d) the lesser of (i) $40,000,000, and (ii) the product of (A) seven (7), and (B) EBITDA for the four (4) fiscal quarters ending on such determination date in respect of management contracts between a Company and a third party (other than another Company); plus

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(e) the sum of (without duplication) the Approved Costs of each Property owned by an Unconsolidated Affiliate (other than Broadmoor) as of such determination date; plus

(f) the Companies’ cash and Cash Equivalents, in each case that are not subject to any Lien; plus

(g) the lesser of (i) the Approved Costs of each other Property consisting of raw land, and (ii) five percent (5.0%) of Total Assets as of such date (including, without limitation, Approved Costs of all Properties consisting of raw land); plus

(h) the Applicable Amount of each Contract Property to the extent that the calculation of Liabilities or Indebtedness includes any Unfunded Liabilities with respect to such Contract Property; plus

(i) the Applicable Amount of each Development Property to the extent that the calculation of Liabilities or Indebtedness includes any Unfunded Liabilities with respect to such Development Property.

No Property can have a value, calculated as provided above, of less than $0.00.

“Total Principal Debt” means the sum of the Principal Debt of all Lenders.

“Type” means any type of Borrowing determined with respect to the applicable interest option.

“Unconsolidated Affiliate” means any Person in whom Borrower or PPT holds a voting equity or ownership interest and whose financial results would not be consolidated under GAAP with the financial results of Borrower or PPT on the consolidated financial statements of Borrower or PPT.

“Unencumbered Properties” means, as of any date, all Properties in which any Company owns fee simple title or leasehold interests under a Financeable Ground Lease, in each case (a) free and clear of any Liens or claims (including restrictions on transferability or assignability) of any kind (including any such Lien, claim or restriction imposed by the organizational documents of such Company, but excluding Permitted Liens), (b) is not subject to any agreement (including (i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset, and (ii) if applicable, the organizational documents of such Company) which prohibits or limits the ability of such Company to create, incur, assume or suffer to exist any Lien upon any assets, unless all requisite consents have been obtained, and (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (but excluding Permitted Liens), or would entitle any Person to the benefit of any Lien (but excluding Permitted Liens), and “Unencumbered Property” means any one of the Unencumbered Properties. Unencumbered Properties include Properties owned by Subsidiary Guarantors that have executed guaranties permitted by the last two sentences of Section 4.4.

“Unencumbered Property Report” means a report in substantially the form of Schedule 4.1 certified by a Responsible Officer of Borrower, setting forth in reasonable detail the total square footage, Occupancy Rate, Approved Costs, EBITDA, EBITDA Adjustments, and Adjusted Property EBITDA for the Unencumbered Properties (individually and in the aggregate).

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“Unfunded Liabilities” means, for any Person, (a) if evidenced by a Binding Agreement, then all obligations to purchase a Contract Property or Development Property (the amount of such Unfunded Liabilities being equal to the Applicable Amount with respect to such Contract Property or Development Property), and (b) any guaranties, endorsements, and other contingent obligations (including any obligations as general partner) with respect to the principal of the Liabilities of others (including any Unconsolidated Affiliates of such Person) for which such Person has personal liability.

“Unpaid Amount” is defined in Section 12.11.

“Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt.

1.2 Time References. Unless otherwise specified in the Loan Documents (a) time references are to time in New York, New York and (b) in calculating a period from one date to another, the word “from” means “from and including” and the word “to” or “until” means “to but excluding.”

1.3 Other References. Unless otherwise specified in the Loan Documents (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) headings and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to “telecopy,” “facsimile,” “fax,” or similar terms are to facsimile or telecopy transmissions, (f) references to “including” mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Governmental Requirement include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

1.4 Accounting Principles. Under the Loan Documents, unless otherwise stated, (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this Agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (d) all accounting and financial terms and compliance with financial covenants must be for the Companies, on a consolidated basis, as applicable. If there is a change in GAAP after the date hereof, then each Compliance Certificate shall include calculations setting forth the adjustments from the relevant financial items as shown in the Current Financials, based on the then-current GAAP, to the corresponding financial items based on GAAP as used in the Current Financials delivered to Administrative Agent and Lenders on or prior to the date hereof, so as to demonstrate how such financial covenant compliance was derived from the Current Financials.

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SECTION 2

TERM LOANS

2.1 Term Loans.

(a) Borrowing. Subject to the terms and conditions of this Agreement (including the conditions precedent in Section 5), each Lender has previously advanced to Borrower such Lender’s Term Loan in the aggregate amount of $100,000,000.

(b) Term Loans Generally. If Borrower pays or prepays any portion of the Term Loans under this Agreement, then that portion may not be reborrowed. The Term Loans shall bear interest from time to time in accordance with selections made by Borrower from time to time pursuant to Section 3.4.

SECTION 3

TERMS OF PAYMENT

3.1 Notes and Payments.

(a) The Total Principal Debt shall be evidenced by the Notes, which Notes shall be payable to Lenders in the aggregate stated principal amount of the Term Loans.

(b) Borrower must make each payment and prepayment on the Obligation, without offset, counterclaim, or deduction, to Administrative Agent’s principal office in New York, New York, in funds that will be available for immediate use by Administrative Agent by 12:00 noon on the day due. Payments received after such time shall be deemed received on the next Business Day. Administrative Agent shall pay to each Lender any payment to which such Lender is entitled on the same day Administrative Agent receives the funds from Borrower if Administrative Agent receives the payment or prepayment before 12:00 noon, and otherwise before 12:00 noon on the following Business Day. If and to the extent that Administrative Agent does not make payments to Lenders when due, then Administrative Agent shall be obligated to pay to Lenders such unpaid amounts together with interest at the Federal Funds Rate from the due date until (but not including) the payment date.

3.2 Interest and Principal Payments

(a) Interest Payments. Accrued interest on each Borrowing is due and payable on the first (1st) day of each calendar month during the term of this Agreement, commencing on April 1, 2004, and on the Termination Date.

(b) Principal Payments. The Total Principal Debt is due and payable on the Termination Date.

(c) Voluntary Prepayment. Borrower may voluntarily repay or prepay all or any part of the Total Principal Debt at any time after May 22, 2004 without premium or penalty, subject to the following conditions:

(i) Administrative Agent must receive Borrower’s written payment notice by 11:00 a.m. on (A) the Business Day preceding the date of payment of a Eurodollar Borrowing, and (B) the Business Day preceding the date of payment of a Base Rate Borrowing, which shall specify the payment date and the Type and amount of the Borrowing(s) to be paid, and which shall constitute an irrevocable and binding obligation of Borrower to make a repayment or prepayment on the designated date;

(ii) each partial repayment or prepayment must be in a minimum amount of at least $1,000,000 or a greater integral multiple of $100,000, or, if less, the Total Principal Debt; and

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(iii) Borrower shall pay any related Funding Loss upon demand.

3.3 Interest Options. Except as specifically otherwise provided, Borrowings shall bear interest at an annual rate equal to the lesser of (a) the Base Rate plus the Applicable Margin, or the Eurodollar Rate plus the Applicable Margin (in each case as designated or deemed designated by Borrower and, in the case of Eurodollar Borrowings, for the Interest Period designated by Borrower), and (b) the Maximum Rate. Each change in the Base Rate and Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

3.4 Quotation of Rates. A Representative of Borrower may call Administrative Agent before delivering a Borrowing Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind Administrative Agent or Lenders or affect the interest rate that is actually in effect when Borrower delivers its Borrowing Request or on the Borrowing Date.

3.5 Default Rate. At the option of the Required Lenders at any time while a Default exists and to the extent permitted by applicable law, all Principal Debt, accrued interest thereon, and fees and expenses payable hereunder and under the other Loan Documents shall bear interest at the Default Rate until paid, regardless of whether such payment is made before or after entry of a judgment.

3.6 Interest Recapture. If the designated interest rate applicable to any Borrowing exceeds the Maximum Rate, then the interest rate on that Borrowing is limited to the Maximum Rate, provided that any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if the designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by applicable law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

3.7 Interest Calculation

(a) Interest shall be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days for all Borrowings (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

(b) The provisions of this Agreement relating to calculation of the Base Rate and the Eurodollar Rate are included only for the purpose of determining the rate of interest or other amounts to be paid under this Agreement that are based upon those rates. Each Lender may fund and maintain its funding of all or any part of each Borrowing as it selects.

3.8 Maximum Rate. Regardless of any provision contained in any Loan Document or any document related thereto, it is the intent of the parties to this Agreement that no Credit Party may contract

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for, charge, take, reserve, receive or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or receive any unearned interest in violation of any applicable law, and, if any Credit Party ever does so, then any excess shall be treated as a partial repayment or prepayment of principal and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and the Credit Parties shall, to the maximum extent permitted under applicable law, (a) treat all Borrowings as but a single extension of credit (and Lenders and Borrower agree that this is the case and that provision in this Agreement for multiple Borrowings is for convenience only), (b) characterize any non-principal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary repayments or prepayments and their effects, and (d) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligation. If, however, the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, then Lenders shall refund any excess (and Lenders may not, to the extent permitted by applicable law, be subject to any penalties provided by any Governmental Requirements for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount).

3.9 Interest Periods. When Borrower requests any Eurodollar Borrowing, Borrower may elect the applicable interest period (each an “Interest Period”), which may be, at Borrower’s option, one (1), two (2), three (3), or six (6) months, subject to the following conditions: (a) each Interest Period applicable to any Eurodollar Borrowing commences on the day on or after the day when the next preceding applicable Interest Period expires; (b) if any Interest Period for a Eurodollar Borrowing begins on a day for which there exists no numerically corresponding Business Day in the calendar month at the end of the Interest Period (“Ending Calendar Month”), then the Interest Period ends on the next succeeding Business Day of the Ending Calendar Month, unless there is no succeeding Business Day in the Ending Calendar Month in which case the Interest Period ends on the next preceding Business Day of the Ending Calendar Month; (c) no Interest Period for any portion of Principal Debt may extend beyond the scheduled repayment date for that portion of Principal Debt; and (d) there may not be in effect at any one time more than five (5) Interest Periods.

3.10 Conversions and Continuations. Borrower may (a) on the last day of the applicable Interest Period (or at any other time, subject to payment of any Funding Loss) convert all or part of a Eurodollar Borrowing to a Base Rate Borrowing, (b) at any time convert all or part of a Base Rate Borrowing to a Eurodollar Borrowing, and (c) on the last day of an Interest Period, elect a new Interest Period for a Eurodollar Borrowing; provided that no conversions to or elections of new Interest Periods for any Eurodollar Borrowings shall be permitted while a Default exists unless the Required Lenders otherwise consent in writing. Any such conversion is subject to the dollar limits and denominations of Section 2.1 and may be accomplished by delivering a Borrowing Request to Administrative Agent no later than 11:00 a.m. (i) on the third (3rd) Business Day before (A) the conversion date for conversion to a Eurodollar Borrowing, and (B) the last day of the Interest Period, for the election of a new Interest Period, and (ii) one (1) Business Day before the last day of the Interest Period for conversion to a Base Rate Borrowing. Absent Borrower’s notice of conversion or election of a new Interest Period, a Eurodollar Borrowing shall be automatically continued as a Eurodollar Borrowing with a new Interest Period of one (1) month, with the expiration of such Eurodollar Borrowing to occur on the first (1st) day of a calendar month; provided however, if a Default exists, such Eurodollar Borrowing shall be automatically converted to a Base Rate Borrowing.

3.11 Order of Application

(a) No Default. If no Default exists, then except as otherwise specifically provided in the

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Loan Documents, any payment shall be applied to the Obligation in the order and manner as Borrower directs.

(b) Default. If a Default exists, any payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which any Credit Party have not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date); (ii) to accrued interest on the Principal Debt; and (iii) to the remaining Obligation in the order and manner as the Required Lenders deem appropriate.

(c) Pro Rata. Each payment or prepayment shall be distributed to each Lender in accordance with its Pro Rata Share of such payment or prepayment.

3.12 Sharing of Payments, Etc. If any Lender obtains any amount (whether voluntary, involuntary or otherwise) that exceeds the part of that payment that such Lender is then entitled to receive under the Loan Documents, then such Lender shall purchase from the other Lenders participations that will cause the purchasing Lender to share the excess amount ratably with each other Lender. If all or any portion of any excess amount is subsequently recovered from the purchasing Lender, then the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender purchasing a participation from another Lender under this Section may, to the fullest extent permitted by applicable law, exercise all of its Rights of payment with respect to that participation as fully as if such Lender were the direct creditor of Borrower in the amount of that participation.

3.13 Booking Borrowings. To the extent permitted by applicable law, any Lender may make, carry or transfer its Borrowings at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under Section 3.15 than the transferor Lender would have been entitled to receive with respect to those Borrowings, and a transfer may not be made if, as a direct result of it, Section 3.15 or 3.16 would apply to any of the Obligation. If any of the conditions of Sections 3.15 or 3.16 ever apply to a Lender, then such Lender shall, to the extent possible, carry or transfer its Borrowings at, to, or for the account of any of its branch offices or the office or branch of any of its Affiliates so long as the transfer is consistent with the other provisions of this Section, does not create any burden or adverse circumstance for such Lender that would not otherwise exist, and eliminates or ameliorates the conditions of Sections 3.15 or 3.16 as applicable.

3.14 Basis Unavailable or Inadequate for the Eurodollar Rate

(a) Determination By Administrative Agent. If Administrative Agent determines that, for any Eurodollar Borrowing, the basis for determining the applicable rate is not available, then Administrative Agent shall promptly notify Borrower and Lenders of that determination (which is conclusive and binding on Borrower absent manifest error), and all Borrowings shall bear interest at the Base Rate plus the Applicable Margin. Until Administrative Agent notifies Borrower that such circumstances no longer exist, Lenders’ commitments under this Agreement to make, or to convert to, Eurodollar Borrowings shall be suspended.

(b) Determination by a Lender. If any Lender determines that, for any Eurodollar Borrowing and for other similar loans made by such Lender to similar borrowers, the resulting rate does not accurately reflect the cost to such Lender of making or converting Borrowings at that rate for the applicable Interest Period, then such Lender shall promptly notify Administrative Agent and Borrower,

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and all Borrowings of such Lender shall bear interest at the Base Rate plus the Applicable Margin. Until Administrative Agent notifies Borrower that such circumstances no longer exist, such Lender’s commitment under this Agreement to make, or to convert to, Eurodollar Borrowings shall be suspended.

3.15 Additional Costs

(a) Eurocurrency Reserves. If, after the date hereof, any Lender shall be required under any Reserve Requirement to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, then (i) such Lender (through Administrative Agent) shall, within sixty (60) days after the end of any Interest Period with respect to any Eurodollar Borrowing during which Lender was so required to maintain reserves, deliver to Borrower a certificate stating (A) that such Lender was required to maintain reserves and as a result such Lender incurred additional costs in connection with making Eurodollar Borrowings and (B) in reasonable detail, such Lender’s computations of the amount of additional interest payable by Borrower, pursuant to the provisions below, and (ii) Borrower shall, promptly upon receipt of any such certificate, pay to Administrative Agent, for the account to such Lender, additional interest on the unpaid principal amount of each Eurodollar Borrowing of such Lender made to it outstanding during the Interest Period with respect to which the above-referenced certificate was delivered to Administrative Agent, at a rate per annum equal to the difference obtained by subtracting (x) the Eurodollar Rate for such Interest Period from (y) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Reserve Requirement of such Lender for such Interest Period. The amount of interest payable by Borrower to any Lender as stated in any certificate delivered to Administrative Agent pursuant to the provisions of this Section 3.15(a) shall be conclusive and binding for all purposes, absent manifest error. The provisions of this Section 3.15(a) shall survive the termination of this Agreement.

(b) Reserves. With respect to any Eurodollar Borrowing, if (i) any change in present Governmental Requirement, any change in the interpretation or application of any present Governmental Requirement, or any future Governmental Requirement imposes, modifies, or deems applicable (or if compliance by any Lender with any such requirement of any Governmental Authority results in) any such requirement that any reserves (including any marginal, emergency, supplemental or special reserves) be maintained, and (ii) those reserves reduce any sums receivable by such Lender under this Agreement or increase the costs incurred by such Lender in advancing or maintaining any portion of any Eurodollar Borrowing, then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) such Lender (through Administrative Agent) shall deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to such Lender upon demand.

(c) Capital Adequacy. With respect to any Borrowing and for similar loans to similar borrowers, if any change in present Governmental Requirement or any future Governmental Requirement regarding capital adequacy or compliance by Administrative Agent or any Lender (or any Person controlling such Lender) with any request, directive or requirement now existing or hereafter imposed by any Governmental Authority regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this Agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, use reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) Administrative Agent or such Lender (through

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Administrative Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to Administrative Agent or such Lender upon demand.

(d) Taxes. Any Taxes payable by Administrative Agent or any Lender or ruled (by a Governmental Authority) payable by Administrative Agent or any Lender in respect of this Agreement or any other Loan Document shall, if permitted by Governmental Requirement, be paid by Borrower, together with interest and penalties, if any (except for Taxes imposed on or measured by the overall net income of Administrative Agent or such Lender). Administrative Agent or such Lender (through Administrative Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and Borrower shall promptly pay that amount to Administrative Agent for its account or the account of such Lender, as the case may be. If Administrative Agent or such Lender subsequently receives a refund of the Taxes paid to it by Borrower, then the recipient shall promptly pay the refund to Borrower.

(e) Survival. The provisions of this Section 3.15 shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

3.16 Change in Governmental Requirement. If any Governmental Requirement makes it unlawful for any Lender to make or maintain Eurodollar Borrowings, then such Lender shall promptly notify Borrower and Administrative Agent, and (a) as to undisbursed funds, that requested Borrowing shall be made as a Base Rate Borrowing, and (b), as to any outstanding Borrowing, (i) if maintaining the Borrowing until the last day of the applicable Interest Period is unlawful, the Borrowing shall be converted to a Base Rate Borrowing as of the date of notice, and Borrower shall pay any related Funding Loss, or (ii) if not prohibited by all Governmental Requirements, the Borrowing shall be converted to a Base Rate Borrowing as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay the Borrowing, without penalty, together with any related Funding Loss.

3.17 Funding Loss. BORROWER AGREES TO INDEMNIFY EACH LENDER AGAINST, AND PAY TO IT UPON DEMAND, ANY FUNDING LOSS OF SUCH LENDER. When any Lender demands that Borrower pay any Funding Loss, such Lender shall deliver to Borrower and Administrative Agent a certificate setting forth in reasonable detail the basis for incurring Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of this Section 3.17 shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

3.18 Foreign Lenders. Each Lender that is organized under the Governmental Requirements of any jurisdiction other than the United States of America or any State thereof (a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligation, and (ii) it has furnished to Administrative Agent and Borrower two (2) duly completed copies of U.S. Internal Revenue Service Form W-8 BEN, Form W-8 ECI, Form W-8, or any other tax form acceptable to Administrative Agent (wherein it claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments under the Loan Documents), and (b) covenants to (i) provide Administrative Agent and Borrower a new tax form upon the expiration or obsolescence of any previously delivered form according to Governmental Requirement, duly executed and completed by it, and (ii) comply from time to time with

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all Governmental Requirements with regard to the withholding tax exemption. If any of the foregoing is not true or the applicable forms are not provided and such party is obligated by law to withhold, then Borrower or Administrative Agent (without duplication) may deduct and withhold from interest payments under the Loan Documents United States federal income tax at the full rate applicable under the Code.

3.19 Fees

(a) Treatment of Fees. The fees described in this Section 3.19 (i) are not compensation for the use, detention, or forbearance of money, (ii) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (iii) are payable in accordance with Section 3.1(b), (iv) are non-refundable, (v) to the fullest extent permitted by applicable law, bear interest, if not paid when due, at the Default Rate, and (vi) are calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of 360 days, unless computation would result in an interest rate in excess of the Maximum Rate in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be. The fees described in this Section 3.19 are in all events subject to the provisions of Section 3.8.

(b) Administrative Agent Fees. Borrower agrees to pay to Administrative Agent the administration fees described in the letter agreement(s) between Borrower and Administrative Agent.

(c) Commitment Fees. Borrower shall pay to Administrative Agent, for the account of Lenders, the commitment fees described in the letter agreement(s) between Borrower and Administrative Agent.

SECTION 4

UNENCUMBERED PROPERTIES; GUARANTIES

4.1 Unencumbered Properties. Borrower shall not permit, as of any date, the ratio of the Unsecured Debt of the Companies on a Consolidated Basis to the Unencumbered Property Value of all Unencumbered Properties to exceed 0.55 to 1.0. For purposes of the foregoing, “Unencumbered Property Value” means, as of any determination date, the sum of (without duplication) the Companies’ Share of:

(a) the EBITDA Value of each Unencumbered Property owned by Borrower or a Subsidiary Guarantor for, and in which construction was completed and a certificate of occupancy was issued, more than twelve (12) months prior to such determination date; plus

(b) the EBITDA Value of each Unencumbered Property owned by Borrower or a Subsidiary Guarantor for, and in which construction was completed by a Company and a certificate of occupancy was issued, less than twelve (12) months prior to such determination date and that has an Occupancy Rate of at least eighty-five percent (85%) for three (3) consecutive months; plus

(c) the Approved Costs of each Unencumbered Property not included in (a) and (b) above.

Notwithstanding the foregoing, Unencumbered Property Value shall be limited as follows:

(i) the aggregate amount of Approved Costs included in the calculation of Unencumbered Property Value attributable to (x) Unencumbered Properties under construction

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and (y) Unencumbered Properties owned by Borrower or a Subsidiary Guarantor for, or in which construction work was completed and a certificate of occupancy was issued, less than twelve (12) months prior to the date of determination and that have Occupancy Rates of less than eighty-five percent (85%), shall not exceed the lesser of (A) $90,000,000, and (B) fifteen percent (15%) of Unencumbered Property Value;

(ii) the amount of Approved Costs or EBITDA Value, as the case may be, included in the calculation of Unencumbered Property Value attributable to any single Unencumbered Property shall not exceed twenty percent (20%) of Unencumbered Property Value;

(iii) if any Company that owns any Unencumbered Property described above has any minority interests, then Unencumbered Property Value shall be adjusted to exclude the minority interests’ Share of such Unencumbered Property.

As of the Closing Date, the Unencumbered Properties consist of the Unencumbered Properties listed on Schedule 4.1. No Unencumbered Property can have a value, calculated as provided above, of less than $0.00.

4.2 Negative Pledge Agreements. Borrower shall not, and shall not permit any other Company to, enter into or permit to exist any arrangement or agreement (other than the Loan Documents) that directly or indirectly prohibits any Company from (a) creating or incurring any Lien (other than Permitted Liens) on any Unencumbered Property, or (b) transferring ownership of any Unencumbered Property.

4.3 Guaranties

(a) PPT Guaranty. Pursuant to the PPT Guaranty, PPT shall unconditionally guarantee in favor of the Credit Parties the full payment and performance of the Obligation.

(b) Subsidiary Guaranty. Pursuant to the Subsidiary Guaranty or an addendum thereto in the form attached to the Subsidiary Guaranty, each Company that owns an Unencumbered Property shall unconditionally guarantee in favor of the Credit Parties the full payment and performance of the Obligation subject to the last two sentences of Section 4.4.

(c) Release of Specific Subsidiary Guarantors. If, as of any date, any Property owned by a Subsidiary Guarantor is no longer an Unencumbered Property, then Administrative Agent shall, upon the written request of Borrower, release such Subsidiary Guarantor from the Subsidiary Guaranty pursuant to a release of guaranty in the form attached to the Subsidiary Guaranty, unless a Default exists or would result from such release.

4.4 Unencumbered Properties Held by Consolidated Affiliates. Notwithstanding anything contained herein to the contrary, Unencumbered Properties may include Properties owned by a Consolidated Affiliate of Borrower only if (a) Borrower or PPT owns or controls, directly or indirectly, at least ninety five percent (95%) of the issued and outstanding Stock of such Consolidated Affiliate free and clear of any Liens (other than Permitted Liens) or other restrictions on the sale or pledge thereof, (b) a majority of the holders of the Stock of such Consolidated Affiliate has the power to cause such Consolidated Affiliate to execute the Subsidiary Guaranty, grant Liens in the Unencumbered Properties owned by such Consolidated Affiliate, and transfer ownership of the Unencumbered Properties owned by such Consolidated Affiliate, (c) such Consolidated Affiliate has not (i) created, incurred, assumed,

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guaranteed, or suffered to exist any Liabilities, other than (A) the Obligation, (B) trade payables created in the ordinary course of business, (C) endorsements of negotiable instruments in the ordinary course of business, (D) contingent Liabilities covered by reserves or insurance, (E) the guaranty of the obligations of Borrower pursuant to Recourse Debt of Borrower permitted under Section 9.4, and (F) equipment leases incurred in the ordinary course of business, (d) such Consolidated Affiliate has not created, incurred, or suffered or permitted to be created or incurred or to exist any Lien upon any of its assets (other than Permitted Liens), (e) such Consolidated Affiliate has executed the Subsidiary Guaranty, and (f) such Consolidated Affiliate is not a general partnership. Notwithstanding the foregoing, any Consolidated Affiliate may guarantee any Unsecured Debt of Borrower or PPT, which guarantee shall be pari passu with the obligations of such Consolidated Affiliate under the Subsidiary Guaranty.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Advance of Term Loans. The obligations of Lenders to amend and restate the Original Agreement are subject to satisfaction of the following conditions precedent on or before the Closing Date:

(a) Borrower Documents. Borrower shall deliver or cause to be delivered to Administrative Agent the following, each, unless otherwise noted, dated as of the Closing Date:

(i) An existence and good standing certificate from the Secretary of State of the State of Delaware for Borrower and Prentiss Properties I, Inc., a certificate of the Secretary of State of the State of Texas certifying that Borrower and Prentiss Properties I, Inc. have registered as foreign entities in Texas, and a good standing certificate from the Texas Comptroller of Public Accounts for Prentiss Properties I, Inc., each dated a recent date prior to the Closing Date;

(ii) An Officer’s Certificate of Borrower certifying (A) that there have been no changes to its Constituent Documents since February 19, 2004, (B) resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents, certified as of the Closing Date as being in full force and effect without modification or amendment, and (C) signatures and incumbency of its officers executing this Agreement and the other Loan Documents;

(iii) Executed originals of this Agreement, the Notes, and the other Loan Documents; and

(iv) Such other documents as Administrative Agent may reasonably request.

(b) Guarantor Documents. Borrower shall deliver or cause to be delivered to Administrative Agent the following with respect to each Guarantor, each, unless otherwise noted, dated as of the Closing Date:

(i) An existence and good standing certificate from each Guarantor’s jurisdiction of incorporation or formation, and good standing certificates from the State of Maryland Department of Assessments and Taxation for Prentiss Properties Fairmont, L.L.C. and Prentiss Properties Calverton, L.L.C., each dated a recent date prior to the Closing Date;

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(ii) Officer’s Certificate of each Guarantor certifying (A) that there have been no changes to its Constituent Documents since February 19, 2004, (B) resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of the Loan Documents to which it is a party, certified as of the Closing Date as being in full force and effect without modification or amendment, and (C) signatures and incumbency of its officers executing the Loan Documents to which it is a party;

(iii) Executed originals of the Loan Documents to which it is a party; and

(iv) Such other documents as Administrative Agent may reasonably request.

(c) Opinions of Counsel for Borrower and Guarantors. The Credit Parties and their respective counsel shall have received originally executed copies of a favorable written opinion of counsel for the Obligors, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date, and setting forth substantially the matters in the opinions designated in Exhibit F and as to such other matters as Administrative Agent, acting on behalf of the Credit Parties, may reasonably request.

(d) Fees. Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to the Credit Parties, the fees payable on the Closing Date referred to in Section 3.19.

(e) Unencumbered Property Report and Compliance Certificate. Borrower shall have delivered an Unencumbered Property Report and a Compliance Certificate, each dated as of December 31, 2003.

(f) Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(g) No Default. No Potential Default, Default, or Material Adverse Event exists or would be caused by the making of the Term Loans.

(h) No Injunction or Restraining Order. No order, judgment, or decree of any Governmental Authority shall purport to enjoin or restrain any Lender from making the Term Loan to be made by it.

(i) No Violation. The making of the Term Loans shall not violate any Governmental Requirement, including, without limitation, Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System.

5.2 Conditions Generally. Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Lenders may fund the Term Loans without all conditions being satisfied, but, to the extent permitted by Governmental Requirements, such funding shall not be deemed to be a waiver of the requirement that each condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Lenders specifically waive each item in writing.

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SECTION 6

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Credit Parties as follows:

6.1 Purpose of Credit Facility. Borrower has used proceeds of the Term Loans hereunder to pay Indebtedness, acquire, subject to Section 8.5, primarily office and industrial Properties, raw land, properties under construction, partnership interests, interests in other Persons, investments in mortgages and loans, and other acquisitions or investments permitted hereunder, and for construction costs and working capital purposes of the Companies. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any Borrowing shall be used, directly or indirectly, for a purpose that violates any Governmental Requirement, including the provisions of Regulation U.

6.2 Existence, Good Standing, Authority and Compliance. Each Company is duly formed, validly existing and in good standing under the Governmental Requirements of the jurisdiction in which it is incorporated, organized, or formed as identified on Schedule 6.2 (as supplemented from time to time). Each Company (a) is duly qualified to transact business and is in good standing as a foreign trust, corporation, partnership, limited liability company, or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing, which jurisdictions are identified on Section 6.2 (as supplemented from time to time to reflect changes as a result of transactions permitted by the Loan Documents), except where the failure to so qualify could not result in a Material Adverse Event, (b) possesses all requisite authority, permits and power to conduct its business as is now being, or is contemplated by this Agreement to be, conducted, and (c) is in compliance with all applicable Governmental Requirements.

6.3 Affiliates. Borrower has no Consolidated Affiliates or Unconsolidated Affiliates except as disclosed on Schedule 6.2 (as supplemented from time to time to reflect changes as a result of transactions permitted by the Loan Documents).

6.4 Authorization and Contravention. The execution and delivery by each Company of each Loan Document or related document to which it is a party, and the performance by it of its obligations thereunder, (a) are within its trust, corporate, limited liability company, or partnership power, (b) have been duly authorized by all necessary trust, corporate, limited liability company, or partnership action of such Person, (c) require no action by or filing with any Governmental Authority, (d) do not violate any provision of its Constituent Documents, (e) do not violate any provision of any Governmental Requirement or order of any Governmental Authority applicable to it, (f) do not violate any material agreements to which it is a party, or (g) do not result in the creation or imposition of any Lien on any asset of any Company, other than pursuant to the Loan Documents.

6.5 Binding Effect. Upon execution and delivery by all parties thereto, each Loan Document to which it is a party shall constitute a legal and binding obligation of each Company, enforceable against such Company in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

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6.6 Financial Statements; Fiscal Year. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Companies as of, and for the portion of the fiscal year ending on the date or dates thereof (subject only to normal audit adjustments). All material liabilities of the Companies as of the date or dates of the Current Financials are reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Documents or disclosed in the Current Financials, no subsequent material adverse changes have occurred in the consolidated financial condition of the Companies from that shown in the Current Financials. The fiscal year of each Company ends on December 31.

6.7 Litigation. Except as disclosed on Schedule 6.7, no Company is subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to such Company or the Companies, taken as a whole or, if so adversely determined, is a Material Adverse Event. No outstanding and unpaid final and non-appealable judgments against any Company exist which could result in a Material Adverse Event.

6.8 Taxes.

(a) All Tax returns of each Company required to be filed have been filed (or extensions have been granted) before delinquency, and all Taxes imposed upon each Company that are due and payable have been paid before delinquency or are being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided.

(b) As of the date hereof, no United States federal income tax returns of the “affiliated group” (as defined in the Code) of which any Company is a member have been examined and closed. The members of such affiliated group have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by or any of them (except for taxes being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise acceptable to Administrative Agent have been provided). The charges, accruals, and reserves on the books of the Companies in respect of taxes or other governmental charges are, in the opinion of the Companies, adequate.

(c) PPT qualifies as a REIT.

6.9 Environmental Matters. Except as disclosed on Schedule 6.9, and except where the breach of any of the following representations could not result in a Material Adverse Event, (a) no environmental condition or circumstance exists that materially and adversely affects any Company’s properties or operations, (b) no Company has received any report of any Company’s violation of any Environmental Law that has not been remedied, (c) no Company knows that any Company is under any obligation to remedy any violation of any Environmental Law, or (d) to the best of Borrower’s knowledge, no facility of any Company is or has been used for storage, treatment, or disposal of any Hazardous Substance, except for (i) the storage and use of cleaning and maintenance materials, used and stored in commercially reasonable quantities and in compliance with applicable Environmental Laws, and (ii) light manufacturing and distribution activities of tenants, in compliance with applicable Environmental Laws, provided that such tenants are not primarily engaged in the treatment, processing, recycling, or disposal of any Hazardous Substance, or for any other use that would give rise to the release of any Hazardous Substance on such facility. Each Company has taken prudent steps to determine that its properties and operations do not violate any Environmental Law.

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6.10 Employee Plans. Except where occurrence or existence could not reasonably be expected to result in a Material Adverse Event, (a) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), (b) no Company has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (c) no Company has withdrawn in whole or in part from participation in a Multi-employer Plan, (d) no Company has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), and (e) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.

6.11 Properties; Liens. Each Company has good title to all of its property reflected on the Current Financials (except for property that is obsolete or that has been disposed in the ordinary course of business or, after the date of this Agreement, as otherwise permitted by Section 8.7 or Section 8.8). Except for Permitted Liens, no Lien exists on any Unencumbered Property, and the execution, delivery, performance, or observance of the Loan Documents shall not require or result in the creation of any Lien on any Unencumbered Property.

6.12 Locations. The chief executive offices and principal places of business for Borrower and PPT are each located in Dallas, Texas. Borrower’s and PPT’s books and records are located at their respective chief executive offices.

6.13 Government Regulations. No Company is subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

6.14 Transactions with Affiliates. Except as disclosed on Schedule 6.14 (as supplemented from time to time if the disclosures are approved by Administrative Agent), no Company is a party to a material transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

6.15 Insurance. Each Company maintains with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

6.16 Labor Matters. No actual or, to Borrower’s knowledge, threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Company that could reasonably be expected to result in a Material Adverse Event exist. All payments due from any Company for employee health and welfare insurance have been paid or accrued as a liability on its books, other than any non-payment that are not, individually or collectively, a Material Adverse Event.

6.17 Solvency. Each Company is, and after giving effect to the Term Loans will be, Solvent.

6.18 Full Disclosure. Each material fact or condition relating to the financial condition or business of the Companies which could reasonably be expected to result in a Material Adverse Event has

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been disclosed to Administrative Agent. All information previously furnished, furnished on the date of this Agreement, and furnished in the future, by any Company to Administrative Agent in connection with the Loan Documents (a) was, is, and will be, true and accurate in all material respects or based on good faith estimates on the date the information is stated or certified, and (b) did not, does not, and will not, fail to state any material fact the existence of which or the omission of which could be or result in a Material Adverse Event.

6.19 Exemption from ERISA; Plan Assets. PPT is a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(e) (or any successor regulation) and the assets of the Companies would not be deemed “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) (or any successor regulation) of any Employee Plan or Multi-employer Plan.

6.20 Patriot Act. Borrower is not, and shall not knowingly be, in violation of any Governmental Requirement relating to terrorism and money laundering prohibitions promulgated by any Governmental Authority (collectively, the “Anti-Terrorism Financing Laws”), to the extent the Anti-Terrorism Financing Laws are applicable to Borrower, including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

6.21 Foreign Status Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

SECTION 7

AFFIRMATIVE COVENANTS

Until the Obligation is paid in full, Borrower covenants and agrees as follows:

7.1 Items to be Furnished. Borrower shall cause the following to be furnished to Administrative Agent (with sufficient copies for each Lender; provided however that, in lieu of supplying sufficient copies to Administrative Agent and each Lender, Borrower may cause each item to be made available to Administrative Agent and Lenders on PPT’s website):

(a) Annual Financial Statements. Promptly after preparation, and no later than ninety (90) days after the last day of each fiscal year of PPT, Financial Statements of PPT showing the consolidated financial condition and results of operations of PPT as of, and for the year ended on, that last day, accompanied by: (A) the unqualified opinion of an accounting firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that the Financial Statements of PPT were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of PPT; and (B) a Compliance Certificate.

(b) Periodic Financial Statements. Promptly after preparation, and no later than forty-five (45) days after the last day of each fiscal quarter (except the last) of PPT: (i) Financial Statements of PPT showing the consolidated financial condition and results of operations of PPT for the fiscal quarter and for the period from the beginning of the current fiscal year to the last day of the fiscal quarter; and (ii) a Compliance Certificate.

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(c) Other Reports.

(i) Promptly after receipt, a copy of each interim or special audit report and management letter issued by independent accountants with respect to Borrower and PPT or their financial records.

(ii) Promptly upon its becoming available, each press release and each regular or periodic report and any registration statement or prospectus in respect thereof filed by Borrower or PPT with, or received by Borrower or PPT in connection therewith from, any securities exchange or the Securities and Exchange Commission, or any successor agency thereof, including, without limitation, each Form 10-K, 10-Q, and S-8 filed with the Securities and Exchange Commission.

(iii) Promptly after the mailing or delivery thereof, copies of all material reports or other information from Borrower or PPT to its shareholders or partners (other than reports or other information delivered only to Responsible Officers or other employees of Borrower or PPT).

(d) Unencumbered Property Report. Promptly after the preparation, and no later than forty-five (45) days after the last day of each of the first three (3) fiscal quarters of Borrower, and no later than ninety (90) days after the last day of the fourth fiscal quarter of Borrower, an Unencumbered Property Report and certifying compliance with Section 4.1.

(e) Unencumbered Property Information. Promptly upon reasonable request by Administrative Agent, information concerning the Unencumbered Properties, including, without limitation, rent rolls, operating statements, Capital Expenditure budgets, copies of leases, copies of tenant financial statements, agings of rent payments, copies of existing environmental assessments, and copies of existing property inspection reports.

(f) Notices. Notice, promptly after a Responsible Officer of Borrower knows of (i) the existence and status of any Litigation that, if determined adversely to any Company, could reasonably be expected to result in a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any Company in any Loan Document which could be or result in a Material Adverse Event, (iii) the receipt by any Company of notice of any violation or alleged violation of ERISA or any Environmental Law (which individually or collectively with other violations or allegations could reasonably be expected to result in a Material Adverse Event), (iv) any public announcement by Moody’s, S & P, or a Third Agency, as applicable, of any change in the Debt Rating, or (v) a Default or Potential Default, specifying the nature thereof and what action Borrower has taken, is taking, or proposes to take.

(g) Change in Control. Promptly upon any Change in Control, notice of such event together with a description of the transaction giving rise thereto.

(h) Patriot Act Reporting. Promptly upon request by Administrative Agent, any additional information that Administrative Agent deems reasonable and necessary from time to time in connection with the Term Loans in order to ensure compliance with all applicable laws, rules and regulations concerning money laundering and similar activities including, without limitation, compliance with Section 6.20.

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(i) Other Information. Promptly upon reasonable request by Administrative Agent, information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets, and liabilities of the Companies and opinions, certifications, and documents in addition to those mentioned in this Agreement.

7.2 Use of Proceeds. Borrower shall use the proceeds of Borrowings only for the purposes represented in this Agreement.

7.3 Books and Records. Borrower shall, and shall cause each Company to, maintain books, records, and accounts necessary to prepare financial statements in accordance with GAAP.

7.4 Inspections. Upon reasonable notice and during normal business hours, Borrower shall, and shall cause each Company to, allow Administrative Agent (or its Representatives) to inspect any of their respective properties (subject to the inspection rights in any tenant leases), to review reports, files, and other records and to make and take away copies, and to discuss in the presence of Borrower or such other Company any of its affairs, conditions and finances with its other creditors, directors, officers, employees, or representatives from time to time, during reasonable business hours.

7.5 Taxes. Borrower shall, and shall cause each Company to, promptly pay prior to delinquency any and all Taxes, other than Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made, and in respect of which levy and execution of any Lien have been and continue to be stayed.

7.6 Payment of Obligations. Borrower shall, and shall cause each Company to, promptly pay (or renew and extend) all of their respective obligations as they become due (unless any such obligations are being contested in good faith by appropriate proceedings and against which reserves or other provisions required by GAAP have been made, except where the failure to so pay (or renew or extend) could not result in a Material Adverse Event).

7.7 Expenses. Borrower shall promptly pay following demand (a) all costs, fees, and expenses paid or incurred by Administrative Agent in connection with the arrangement, syndication, and negotiation of the loan evidenced by this Agreement and the other Loan Documents and the negotiation, preparation, delivery, and execution of the Loan Documents and any related amendment, waiver, or consent (including in each case the reasonable fees and expenses of any Agent’s counsel), and (b) all costs, fees, and expenses of Administrative Agent and, after a Default, Lenders incurred by Administrative Agent or, after a Default, any Lender in connection with the enforcement of the obligations of any Obligor arising under the Loan Documents or the exercise of any Rights arising under the Loan Documents (including reasonable attorneys’ fees, expenses, and costs paid or incurred in connection with any workout or restructure and any action taken in connection with any Debtor Relief Laws), all of which shall be a part of the Obligation and shall bear interest, if not paid upon demand, at the Default Rate until repaid.

7.8 Maintenance of Existence, Assets, and Business. Each Company shall (a) maintain its trust, partnership, limited liability company, or corporate existence in good standing in its state of organization, and (b) except where not a Material Adverse Event (i) maintain its authority to transact business in good standing in all other states, (ii) maintain all licenses, permits, franchises, and Governmental Requirements necessary for its business, and (iii) keep all of its material assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

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7.9 Insurance. Borrower shall, and shall cause each Company to, maintain with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance reasonably acceptable to Administrative Agent concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses. At Administrative Agent’s request, Borrower shall, and shall cause each Company to, deliver to Administrative Agent evidence of insurance for each policy of insurance and evidence of payment of all premiums.

7.10 Preservation and Protection of Rights. Borrower shall, and shall cause each other Obligor to, perform the acts and duly authorize, execute, acknowledge, deliver, file, and record any additional writings as Administrative Agent may reasonably deem necessary or appropriate to preserve and protect the Rights of the Credit Parties under any Loan Document.

7.11 Environmental Laws. Borrower shall, and shall cause each Company to, (a) operate and manage its businesses and otherwise conduct its affairs in compliance with all Environmental Laws, except to the extent noncompliance could not reasonably be expected to result in a Material Adverse Event, (b) promptly deliver to Administrative Agent a copy of any written notice received from any Governmental Authority alleging that any Company is not in compliance with any Environmental Law, where such notice or non-compliance could result in a Material Adverse Event, and (c) promptly deliver to Administrative Agent a copy of any written notice received from any Governmental Authority alleging that any Company has any potential environmental Liability that could result in a Material Adverse Event.

7.12 INDEMNIFICATION.

(a) AS USED IN THIS SECTION: (i) “INDEMNITOR” MEANS THE OBLIGORS; (ii) “INDEMNITEE” MEANS EACH CREDIT PARTY, EACH PRESENT AND FUTURE AFFILIATE OF EACH CREDIT PARTY, EACH PRESENT AND FUTURE REPRESENTATIVE OF EACH CREDIT PARTY, OR ANY OF SUCH AFFILIATES, AND EACH PRESENT AND FUTURE SUCCESSOR AND ASSIGN OF EACH CREDIT PARTY, OR ANY OF SUCH AFFILIATES OR REPRESENTATIVES; AND (iii) “INDEMNIFIED LIABILITIES” MEANS ALL PRESENT AND FUTURE, KNOWN AND UNKNOWN, FIXED AND CONTINGENT, ADMINISTRATIVE, INVESTIGATIVE, JUDICIAL, AND OTHER CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, INVESTIGATIONS, SUITS, PROCEEDINGS, AMOUNTS PAID IN SETTLEMENT, DAMAGES, JUDGMENTS, PENALTIES, COURT COSTS, LIABILITIES, AND OBLIGATIONS — AND ALL PRESENT AND FUTURE COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND EXPENSES WHETHER OR NOT SUIT OR OTHER PROCEEDING EXISTS OR ANY INDEMNITEE IS PARTY TO ANY SUIT OR OTHER PROCEEDING) IN ANY WAY RELATED TO ANY OF THE FOREGOING — THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNITEE AND IN ANY WAY RELATING TO OR ARISING OUT OF ANY (A) LOAN DOCUMENT, TRANSACTION CONTEMPLATED BY ANY LOAN DOCUMENT, OR ANY PROPERTY, (B) ENVIRONMENTAL LIABILITY IN ANY WAY RELATED TO ANY COMPANY, ANY PROPERTY, OR ANY ACT, OMISSION, STATUS, OWNERSHIP, OR OTHER RELATIONSHIP, CONDITION, OR CIRCUMSTANCE CONTEMPLATED BY, CREATED UNDER, OR ARISING PURSUANT TO OR IN CONNECTION WITH ANY LOAN DOCUMENT, OR (C) INDEMNITEE’S SOLE OR CONCURRENT ORDINARY NEGLIGENCE.

(b) EACH INDEMNITOR SHALL JOINTLY AND SEVERALLY INDEMNIFY EACH INDEMNITEE FROM AND AGAINST, PROTECT AND DEFEND EACH INDEMNITEE FROM AND AGAINST, HOLD EACH INDEMNITEE HARMLESS FROM AND AGAINST, AND ON DEMAND PAY OR REIMBURSE EACH INDEMNITEE FOR, ALL INDEMNIFIED LIABILITIES.

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(c) THE FOREGOING PROVISIONS (i) ARE NOT LIMITED IN AMOUNT EVEN IF THAT AMOUNT EXCEEDS THE OBLIGATION, (ii) INCLUDE, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS AND OTHER COSTS AND EXPENSES OF LITIGATION OR PREPARING FOR LITIGATION AND DAMAGES OR INJURY TO PERSONS, PROPERTY, OR NATURAL RESOURCES ARISING UNDER ANY STATUTORY OR COMMON LAW, PUNITIVE DAMAGES, FINES, AND OTHER PENALTIES, AND (iii) ARE NOT AFFECTED BY THE SOURCE OR ORIGIN OF ANY HAZARDOUS SUBSTANCE, AND (iv) ARE NOT AFFECTED BY ANY INDEMNITEE’S INVESTIGATION, ACTUAL OR CONSTRUCTIVE KNOWLEDGE, COURSE OF DEALING, OR WAIVER.

(d) No Indemnitee is entitled to be indemnified under the Loan Documents for its or its Representatives’ own fraud, gross negligence, or willful misconduct.

(e) THE PROVISIONS OF AND INDEMNIFICATION AND OTHER UNDERTAKINGS UNDER THIS SECTION SURVIVE THE SATISFACTION OF THE OBLIGATION AND THE TERMINATION OF THE LOAN DOCUMENTS.

7.13 REIT Status. At all times, PPT (including its organization and method of operations and those of its Consolidated Affiliates) shall qualify as a REIT.

7.14 ERISA Exemptions. PPT shall qualify as a “real estate operating company” under the 29 C.F.R. § 2510.3-101(e) (or any successor regulation) or other appropriate exemption such that its assets shall not be deemed “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) (or any successor regulation) of any Employee Plan or Multi-employer Plan.

7.15 Listed Company. The common Stock of PPT shall at all times be listed for trading and be traded on either the New York Stock Exchange or American Stock Exchange.

7.16 Further Assurances. Borrower shall, and shall cause each other Company to, make, execute, and deliver or file or cause the same to be done, all such notices, additional agreements, assignments, or other assurances, and take any and all such other action, as Administrative Agent may, from time to time, deem reasonably necessary or proper in connection with any of the Loan Documents, or the obligations of any Company thereunder.

SECTION 8

NEGATIVE COVENANTS

Until the Obligation is paid in full, Borrower covenants and agrees as follows:

8.1 Payment of Obligations. Borrower shall not, and shall not permit any Company to, voluntarily prepay principal of, or interest on, any Liabilities other than the Obligation, if a Default or Potential Default arising from a payment default exists under Section 10.1.

8.2 Employee Plans. Except where a Material Adverse Event would not result, Borrower shall not, and shall not permit any Company to, permit any of the events or circumstances described in Section 6.10 to exist or occur.

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8.3 Transactions with Affiliates. Except as disclosed on Schedule 6.14 (as supplemented from time to time to reflect changes as a result of transactions permitted by this Agreement or approved by the Required Lenders), Borrower shall not, and shall not permit any Company to, enter into any material transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

8.4 Compliance with Governmental Requirements and Documents. Borrower shall not, and shall not permit any Company to, (a) violate the provisions of any Governmental Requirements applicable to it or of any material agreement to which it is a party if that violation alone, or when aggregated with all other violations, could reasonably be expected to result in Material Adverse Event, (b) violate the provisions of its Constituent Documents where such violation could result in a Material Adverse Event, or (c) repeal, replace, or amend any provision of its Constituent Documents if that action could reasonably be expected to result in a Material Adverse Event.

8.5 Loans, Advances, and Investments. Without the prior written consent of the Required Lenders, the Companies, on a Consolidated Basis, shall not have or make any investments in:

(a) Properties consisting of raw land exceeding in the aggregate five percent (5%) of Total Assets;

(b) Properties under construction having actual and budgeted costs exceeding in the aggregate twenty percent (20%) of Total Assets (including the total budgeted project costs for all Properties under construction); provided that the Companies may not have Properties under construction that are less than fifty percent (50%) pre-leased having actual and budgeted costs exceeding in the aggregate fifteen percent (15%) of Total Assets (including the total budgeted project costs for all Properties under construction);

(c) Except for Borrower’s investment in Broadmoor, Investments in Joint Ventures exceeding in the aggregate twenty percent (20%) of Total Assets;

(d) Loans, mortgages, advances, and extensions of credit to Persons exceeding in the aggregate ten percent (10%) of Total Assets;

(e) The Stock of Persons that are neither Consolidated Affiliates nor Investments in Joint Ventures exceeding in the aggregate five percent (5%) of Total Assets; or

(f) The investments described in (a) through (e) above exceeding in the aggregate (without duplication) thirty percent (30%) of the sum of (i) Total Assets, and (ii) to the extent not included in the calculation of Total Assets, budgeted project costs for all Properties under construction.

8.6 Distributions and Redemptions. Borrower shall not, and shall not permit any Company to, declare, make, or pay any Distribution other than (a) Permitted Distributions, (b) Distributions declared, made, or paid by (i) any Company wholly in the form of its Stock, and (ii) any Company (other than Borrower) to Borrower or to PPT, and (c) Distributions paid to the holders of PPT’s Stock who simultaneously use the proceeds of such Distributions to purchase additional shares of PPT’s Stock pursuant to a dividend reinvestment program; provided that the amount of any Distributions made pursuant to clauses (b) and (c) shall not be limited by clause (a). Borrower shall not, and shall not permit any Company to, declare, make, or pay any Redemptions (net of the amount of any Net Proceeds from the

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resale of Stock previously redeemed pursuant to a Permitted Redemption) other than Permitted Redemptions. Borrower shall not, and shall not permit any Company to, enter into or permit to exist any arrangement or agreement (other than this Agreement and restrictions no more restrictive than those set forth in this Section 8.6 contained in loan documents with respect to other Indebtedness permitted by this Agreement) that prohibits it from paying Distributions to its shareholders, partners, or members. Nothing in this Section 8.6 restricts the issuance by any Company of preferred Stock solely because such Stock requires the payment of Distributions with respect to such Stock prior to the payment of Distributions with respect to common Stock.

8.7 Sale of Assets. Neither Borrower nor PPT shall sell, assign, lease, transfer, or otherwise dispose of all or substantially all of its assets.

8.8 Mergers and Dissolutions. Borrower shall not, and shall not permit any Obligor to, merge or consolidate with any other Person or liquidate, wind up, or dissolve (or suffer any liquidation or dissolution); provided, however, that the foregoing shall not operate to prevent mergers or consolidations of any Company into Borrower or another Company (if such transaction does not reduce the net worth of the Companies determined in accordance with GAAP).

8.9 Assignment. Borrower shall not, and shall not permit any Company to, assign or transfer any of its Rights, duties, or obligations under any of the Loan Documents.

8.10 Fiscal Year and Accounting Methods. Without the prior written consent of Administrative Agent, Borrower shall not, and shall not permit any Company to, change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

8.11 New Businesses. Borrower shall not, and shall not permit any Company to, engage in any type of business except the types of businesses in which they are presently engaged and any other reasonably related business.

8.12 Government Regulations. Borrower shall not, and shall not permit any Company to, conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

8.13 Amendment of Constituent Documents. Borrower shall not permit any amendment of any Company’s Constituent Documents, if any, which would materially and adversely affect Administrative Agent or Lenders or their respective Rights under the Loan Documents.

8.14 Interest Rate Agreements. Borrower shall not permit the Companies’ Indebtedness that is not either subject to a fixed interest rate or hedged pursuant to an Interest Rate Agreement acceptable to Administrative Agent (“Variable Rate Debt”) to exceed twenty-five percent (25%) of Total Assets as of such date; provided that the Companies’ Variable Rate Debt may exceed twenty-five percent (25%) of Total Assets for a period of time not to exceed ninety (90) days if Borrower is diligently seeking Interest Rate Agreements with respect to such Indebtedness or is in the process of incurring fixed rate Indebtedness or an Equity Issuance in order to comply with the requirements of this Section 8.14.

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SECTION 9

FINANCIAL COVENANTS

Until the Obligation is paid and performed in full, Borrower covenants and agrees with Administrative Agent and Lenders that Borrower shall not directly or indirectly permit:

9.1 Minimum Tangible Net Worth. As of any date, the Tangible Net Worth to be less than (a) $1,000,000,000, plus (b) eighty percent (80%) of the amount of Net Proceeds of any Equity Issuances subsequent to the Closing Date, minus (c) eighty percent (80%) of the amount of any Permitted Redemptions subsequent to the Closing Date.

9.2 Total Indebtedness to Total Assets. As of any date, the ratio of (a) all Indebtedness of the Companies, on a Consolidated Basis, to (b) Total Assets to exceed 0.55 to 1.0.

9.3 Maximum Secured Debt. As of any date, the ratio of (a) Secured Debt of the Companies, on a Consolidated Basis, to (b) Total Assets to exceed 0.45 to 1.0.

9.4 Recourse Debt.

As of any date, the Companies to create, incur, assume, or suffer to exist (a) any Recourse Debt which is Secured Debt (other than Recourse Debt which is Secured Debt in the form of construction loans) in excess of an aggregate principal amount at any time outstanding of $50,000,000 and (b) total Recourse Debt which is Secured Debt in excess of an aggregate principal amount at any time outstanding of $200,000,000. For purposes of calculating Recourse Debt for the Companies’ Unconsolidated Affiliates for this Section 9.4, Recourse Debt shall include the greater of (x) each Company’s (as the case may be, but without duplication) Share of such Unconsolidated Affiliates Recourse Debt and (y) the amount of actual Indebtedness for which the Companies are obligated.

9.5 Interest and Debt Service Coverage Ratios.

(a) As of any date, the ratio of (i) Aggregate EBITDA, to (ii) Interest Expense of the Companies, on a Consolidated Basis, in each case for the twelve (12) month period ending on the date of determination, to be less than 2.0 to 1.0.

(b) As of any date, the ratio of (i) the Companies’ Share of Adjusted Property EBITDA for the Unencumbered Properties owned by Borrower or a Subsidiary Guarantor as of such date, to (ii) Assumed Interest Expense, on a Consolidated Basis, to be less than 2.0 to 1.0.

(c) As of any date, the ratio of (i) Adjusted Aggregate EBITDA, to (ii) Fixed Charges of the Companies, on a Consolidated Basis, in each case for the twelve (12) month period ending on the date of determination, to be less than 1.7 to 1.0.

For purposes of calculating any of the financial covenants in this Section 9, (x) (i) Indebtedness shall not include any Indebtedness of any Company that has been defeased, (ii) Total Assets shall not include any assets of any Company that have been used to defease any Indebtedness of any Company, (iii) Aggregate EBITDA, Adjusted Property EBITDA, and other income items shall not include any income on or with respect to any assets of any Company that have been used to defease any Indebtedness of any Company, and (iv) Interest Expense shall not include any Interest Expense with respect to any Indebtedness that has been defeased (except to the extent that such Interest Expense exceeds any income excluded pursuant to clause (iii)); provided that the aggregate principal amount of all Indebtedness that has been defeased shall not exceed $100,000,000 at any time outstanding without the prior written consent of Administrative Agent.

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SECTION 10

DEFAULT

The term “Default” means the occurrence of any one or more of the following events:

10.1 Payment of Obligation.

(a) The failure of Borrower or PPT to pay any Principal Debt of the Obligation at maturity (whether by its terms or by acceleration); or

(b) The failure of Borrower or PPT to pay any of the Obligation (other than any Principal Debt at maturity (whether by its terms or by acceleration)) when it becomes due and payable under the Loan Documents, and (i) for the first (1st) and second (2nd) such failures, if any, occurring during any calendar year, such failure shall continue for three (3) days after written notice thereof from Administrative Agent to Borrower, and (ii) for any other such failures, if any, such failure shall continue for five (5) days after such payment became due and payable.

10.2 Covenants. The failure of Borrower (and, if applicable, any Company) to punctually and properly perform, observe, and comply with:

(a) any covenant or agreement contained in Section 7.1; or

(b) any other covenant or agreement contained in any Loan Document (other than the covenants to pay the principal of and interest on the Obligation and the covenants in (a) preceding), and such failure shall continue for (i) thirty (30) days after the earlier to occur of the date (A) Borrower knows of, or (B) Borrower receives notice from Administrative Agent of, such failure, or (ii) seventy-five (75) days after such earlier date if such failure is not capable of being cured within thirty (30) days and Borrower is diligently pursuing cure thereof.

10.3 Debtor Relief. Any Company (a) is not Solvent, (b) fails to pay its Liabilities generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, or (d) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of any Credit Party granted in the Loan Documents (unless, if the proceeding is involuntary, the applicable petition is dismissed within sixty (60) days after its filing).

10.4 Judgments and Attachments. Any Company fails, within sixty (60) days after entry, to pay, bond, or otherwise discharge any judgment or order for the payment of money in excess of $1,000,000 (individually or collectively) or any warrant of attachment, sequestration, or similar proceeding against such Company’s assets having a value (individually or collectively) of $1,000,000 unless such judgment, order for payment, warrant of attachment, sequestration, or similar proceeding is (a) stayed on appeal, (b) diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP, or (c) covered by insurance acceptable to Administrative Agent.

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10.5 Government Action.

(a) A final non-appealable order is issued by any Governmental Authority (including the United States Justice Department) requiring any Company to divest all or a substantial portion of its assets under any antitrust, restraint of trade, unfair competition, industry regulation, or similar Governmental Requirements, or

(b) any Governmental Authority seizes or otherwise appropriates, or takes custody or control of, all or any substantial portion of the assets of any Company, other than through condemnation proceeding.

10.6 Misrepresentation. Any material representation or warranty made by any Company contained in any Loan Document at any time proves to have been incorrect in any material respect when made and such misrepresentation shall continue for thirty (30) days after the earlier to occur of the date (a) Borrower knows of, or (b) Borrower receives notice from Administrative Agent of, such misrepresentation.

10.7 Default Under Other Agreements.

(a) Any Company or Companies shall fail to make any payment in respect of any Recourse Debt in excess (individually or collectively at any time) of $5,000,000 when due or within any applicable grace period or otherwise granted by the lender thereof; or

(b) A default shall occur in respect of credit agreement, note, mortgage, indenture, or other agreement or document evidencing, securing, or otherwise relating to any Recourse Debt in excess (individually or collectively at any time) of $5,000,000 (other than a failure to make any payment when due in respect of any such Recourse Debt) and such default shall continue for more than the period of grace, if any, specified therein or otherwise granted by the lender thereof; or

(c) The acceleration of the maturity of any Non-Recourse Debt in excess (individually or collectively during the term of this Agreement) of $125,000,000 of any Company or Companies; or

(d) The acceleration of the maturity of any Non-Recourse Debt in which the Companies’ Share of the amount thereof is in excess (individually or collectively during the term of this Agreement) of $75,000,000 of any Unconsolidated Affiliate of any Company.

10.8 Validity and Enforceability of Loan Documents. Except in accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Governmental Authority to be null and void or its validity or enforceability is contested by any Company, or any Company denies that it has any further liability or obligations under any Loan Document to which it is a party.

10.9 Management Changes. During any period of twelve (12) consecutive calendar months, individuals who were directors or trustees of PPT on the first day of such period shall cease to constitute a majority of the board of directors of PPT; provided, however, that the directors or trustees of PPT may include new or replacement directors or trustees that (a) are an officer or employee of an Affiliate, (b) are required in order (as a practical matter) for the majority of the board of directors or trustees of PPT to be independent directors or trustees, or (c) are independent directors or trustees that are replacing another independent director or trustee whose term has expired or who has voluntarily resigned.

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10.10 Change in Control. A Change in Control shall occur.

10.11 Plan Assets. The assets of the Companies at any time constitute assets, within the meaning of ERISA, the Code, and the respective regulations promulgated thereunder, of any Employee Plan or Multi-employer Plan.

SECTION 11

RIGHTS AND REMEDIES

11.1 Remedies Upon Default

(a) Debtor Relief. If a Default (i) occurs under Section 10.3(c) or (ii) occurs and is continuing under Section 10.3(a), (b) or (d), the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever.

(b) Other Defaults. If a Default occurs and is continuing, subject to the terms of Section 13.9(b), then Administrative Agent, upon the request of the Required Lenders, may do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 11.1(a), then declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) reduce any claim to judgment; and (iii) exercise any and all other legal or equitable Rights afforded by the Loan Documents, the Governmental Requirements of the State of New York, or any other applicable jurisdiction.

11.2 Waivers. To the extent permitted by applicable law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

11.3 Performance by Administrative Agent. If any covenant, duty, or agreement of Borrower is not performed in accordance with the terms of the Loan Documents, Administrative Agent may, while a Default exists, at its option, perform, or attempt to perform that covenant, duty, or agreement on behalf of Borrower (and any amount expended by Administrative Agent in its performance or attempted performance is payable by Borrower to Administrative Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Administrative Agent’s expenditure until paid). However, neither Administrative Agent nor any Lender assumes or shall have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of Borrower.

11.4 Not in Control. None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give Administrative Agent or Lenders the Right to exercise control over the assets (including real property), affairs, or management of any Company.

11.5 Course of Dealing. The acceptance by Administrative Agent or any Lender of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by any Credit Party of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by any Credit Party in exercising any Right under the Loan

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Documents will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

11.6 Cumulative Rights. All Rights available to the Credit Parties under the Loan Documents are cumulative of and in addition to all other Rights granted to the Credit Parties at law or in equity, whether or not the Obligation is due and payable and whether or not Administrative Agent or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

11.7 Application of Proceeds. Any and all proceeds ever received by any Credit Party from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.11.

11.8 Certain Proceedings. Borrower shall promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, and all other documents and papers Administrative Agent reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents. Because Borrower agrees that Administrative Agent’s and Lenders’ remedies at law for failure of Borrower to comply with the provisions of this paragraph would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this Section 11.8 may be specifically enforced.

SECTION 12

AGENTS AND LENDERS

12.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent (which term as used in this sentence and in Section 12.5 and the first sentence of Section 12.6 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender;

(b) shall not be responsible to Lenders for any recitals, statements, representations, or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement, any Note, or any other Loan Document or any other document referred to or provided for herein or therein, or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder;

(c) shall not be responsible to Lenders for any action taken or omitted to be taken by it

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hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct;

(d) shall not, except to the extent expressly instructed by Required Lenders, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

(e) shall not be required to take any action which is contrary to this Agreement or any other Loan Document or Governmental Requirement.

Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to Lenders for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 13.11. Except to the extent expressly provided in Sections 12.8 and 12.10, the provisions of this Section 12 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof and Lenders may modify or waive such provisions of this Section 12 in their sole and absolute discretion.

12.2 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice, document, or other communication (including any thereof by telephone, telecopy, telegram, or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants, and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by Required Lenders, and such instructions of Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Defaults.

(a) Administrative Agent shall give Lenders notice of any material Default or Potential Default of which Administrative Agent has knowledge or notice. Except with respect to (i) the nonpayment of principal, interest, or any fees that are due and payable under the Loan Documents, (ii) any Default or Potential Default with respect to which Administrative Agent has actually sent written notice of to Borrower, and (iii) any Default or Potential Default with respect to which Administrative Agent has entered into discussions with Borrower, Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Potential Default unless Administrative Agent has received notice from a Lender or Borrower specifying such Default or Potential Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives such a notice from Borrower or a Lender in accordance with the immediately preceding sentence with respect to the occurrence of a material Default or Potential Default, Administrative Agent shall give prompt notice thereof to Lenders. Within ten (10) days of delivery of such notice of Default or Potential Default from Administrative Agent to Lenders (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent and Lenders shall consult with each other to determine a proposed course of action. Administrative Agent shall (subject to Section 12.7) take such action with respect to such Default or Potential Default as shall be directed by Required Lenders, provided that, (i) unless and

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until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (A) to make protective advances that Administrative Agent determines are necessary to protect or maintain any collateral and (B) to foreclose on any collateral or exercise any other remedy, with respect to such Default or Potential Default as it shall deem advisable in the best interest of Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all Lenders, and (ii) no actions approved by Required Lenders shall violate the Loan Documents or applicable Governmental Requirement. Administrative Agent shall advise Lenders of all actions which Administrative Agent takes in accordance with the provisions of this Section 12.3 and shall continue to consult with Lenders with respect to all of such actions. Notwithstanding the foregoing, if Required Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 12.3 shall be valid and binding on each Lender. All money (other than money subject to the provisions of Section 12.3(f)) received from any enforcement actions, shall be applied, first, to the payment or reimbursement of Administrative Agent and Lenders for expenses incurred in accordance with the provisions of Sections 12.3(b), (c), and (d) and 12.5 and to the payment of the administration fee to the extent not paid by Borrower pursuant to Section 3.19, second, to the payment or reimbursement of Lenders for any advances made pursuant to Section 12.3(b); and third, to Lenders in accordance with their respective Pro Rata Share, unless an Unpaid Amount is owed pursuant to Section 12.11, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.

(b) All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes or incurred in connection with the Term Loans shall be borne by Lenders in accordance with their respective Pro Rata Share. All losses incurred in connection with the Term Loans, the enforcement thereof, or the realization of the security therefor, shall be borne by Lenders in accordance with their respective Pro Rata Share, and Lenders shall promptly, upon request, remit to Administrative Agent their respective Pro Rata Share of (i) any expenses incurred by Administrative Agent in connection with any Default or Potential Default to the extent any expenses have not been paid by Borrower, (ii) any advances made to pay taxes or insurance or otherwise to preserve any Liens or to preserve and protect the collateral, whether or not the amount is necessary, (iii) any other expenses incurred in connection with the enforcement of the other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Term Loans not paid or provided for by Borrower. To the extent any such advances are recovered in connection with the enforcement of the other Loan Documents, each Lender shall be paid its Pro Rata Share of such recovery after deduction of the expenses of Administrative Agent and Lenders.

(c) In the event that, at the direction of Required Lenders or otherwise as provided in Section 12.3(a), any action(s) is brought to collect on the Notes or any other Loan Document, such action shall (to the extent permitted under applicable law and the decisions of the court in which such action is brought) be an action brought by Administrative Agent and Lenders, collectively, to collect on all or a portion of the Notes or enforce other Loan Document, and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent and Lenders, and Administrative Agent and Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver while such action and the collection of any judgment entered in such action are pending, the conduct of such receivership, the conduct of such action, the collection of any judgment entered in such action, and the settlement of such action shall be made by Required Lenders, subject,

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however, to the provisions of subsection (a) above. The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Pro Rata Share.

12.4 Rights as a Lender. With respect to its Term Loan, Eurohypo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Subject to the provisions of Section 3.12, Eurohypo (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any other Lender) accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, investment banking, trust, or other business with Borrower (and any of its affiliates) as if it were not acting as Administrative Agent, and Eurohypo (and any such successor) and any of its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. In performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as it normally exercises in connection with loans of a similar type and size in which no syndication or participations are involved. Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower, but without limiting the obligations of Borrower under Section 12.3) ratably in accordance with the aggregate principal amount of the Term Loans held by Lenders, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind and nature whatsoever that may be imposed on, incurred by, or asserted against Administrative Agent in its capacity as Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein (including the costs and expenses that Borrower is obligated to pay under Section 7.7, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Administrative Agent or a breach of the standard of care set forth in the first sentence of this Section 12.5.

12.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Company and its decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of Section 12.5, Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Company of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the assets or books of any Company. Except for notices, reports, and other documents and information expressly required to be furnished to Lenders by Administrative Agent hereunder or under the other Loan Documents, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Company (or any of their Affiliates) that may come into the possession of Administrative Agent or any of its Affiliates.

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12.7 Failure to Act. Except for action expressly required of Administrative Agent hereunder and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Resignation or Removal of Administrative Agent. Administrative Agent may resign at any time by giving prior notice of at least thirty (30) days thereof to Lenders and Borrower and Administrative Agent may be removed at any time with cause by Required Lenders. Upon any such resignation or removal, Required Lenders shall have the right to appoint a successor Administrative Agent that shall be an institutional lender that meets the qualifications of an Eligible Assignee, which Borrower, as long as no Default exists, shall then have the right to approve or disapprove in its reasonable discretion if such successor Administrative Agent is not a Lender. If no successor Administrative Agent shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation of the retiring Administrative Agent or Required Lenders’ removal of Administrative Agent, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, that shall meet the requirements of an Eligible Assignee. If no successor Administrative Agent has been appointed by Required Lenders or Administrative Agent, as provided above, then the retiring Administrative Agent’s resignation shall nevertheless become effective forty-five (45) days after the retiring Administrative Agent’s notice of resignation and Required Lenders shall thereafter perform all of the duties of Administrative Agent hereunder and/or under any other Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent, as provided in this Section 12.8. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

12.9 Consents under Loan Documents. Except as otherwise provided in the Loan Documents, including Section 13.9, Administrative Agent may as expressly provided in the Loan Documents, or otherwise with the prior consent of Required Lenders (but not otherwise), (a) grant any consent or approval required of it or (b) consent to any modification or waiver under any of the Loan Documents. If Administrative Agent solicits any consents or approvals from Lenders under any of the Loan Documents, each Lender shall, within ten (10) Business Days of receiving such request, give Administrative Agent written notice that it will grant such consent or approval or that it will not grant such consent or approval; provided that, if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects. Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof.

12.10 Authorization. Administrative Agent is hereby authorized by Lenders to execute, deliver, and perform in accordance with its terms each of the Loan Documents to which Administrative

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Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents. Borrower shall be entitled to rely on all written agreements, approvals, and consents received from Administrative Agent as being that also of Lenders, without obtaining separate acknowledgement or proof of authorization of same.

12.11 Defaulting Lenders. If any Lender (a “Defaulting Lender”) shall for any reason fail to (i) make any respective Term Loan required pursuant to the terms of this Agreement or (ii) pay its Pro Rata Share of an advance or disbursement to protect any Lien, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Term Loan or Pro Rata Share of such advance, provided that such Lender gives Defaulting Lender and Administrative Agent prior notice of its intention to do so. The right to make such advances in respect of Defaulting Lender shall be exercisable first by the Lender holding the greatest Pro Rata Share of the Term Loans and thereafter to each Lender in descending order of their respective Pro Rata Shares of the Term Loans or in such other manner as Required Lenders (excluding Defaulting Lender) may agree on. Whichever Lenders make all or any portion of the Defaulting Lender’s proportionate share of the applicable Term Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender.”

(a) In any case where a Lender becomes a Special Advance Lender (i) the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Term Loan to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable) and (ii) the Defaulting Lender shall have no voting rights under this Agreement or any other Loan Documents so long as it is a Defaulting Lender. It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Term Loans, losses incurred in connection with the Term Loans, including costs and expenses of enforcement, and advances to preserve any Lien, shall be without regard to any adjustment in the Pro Rata Shares occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its Term Loan from the Special Advance Lender at any time by the payment of the Unpaid Amount.

(b) A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent, and each other Lender (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advance Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Term Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation. Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal, and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation as Administrative Agent has with respect to the distribution of interest, principal, and other sums under this Agreement; and at the time of making any distributions to Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Term Loan out of the Defaulting Lender’s share of any such distributions.

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(c) A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents, or in connection with the realization of the security therefor, until the Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

(d) Each Defaulting Lender shall indemnify, defend, and hold Administrative Agent and each other Lender harmless from and against any and all losses, damages, liabilities, or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents, except to the extent a Defaulting Lender became a Defaulting Lender due to the gross negligence or willful misconduct of Administrative Agent and/or any Lender. Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of subsection (c) above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Lenders pursuant to this Indemnity.

12.12 Other Agents.

(a) Syndication Agent, in such capacity, shall have no rights, duties, or obligations hereunder, except as specifically provided in this Agreement. Syndication Agent (a) may voluntarily resign by notice to Administrative Agent, Lenders, and Borrower, and (b) shall resign upon the request of the Required Lenders for cause. Upon the resignation of Syndication Agent, the Required Lenders may elect to designate a successor Syndication Agent (which, if no Default or Potential Default exists, is subject to Borrower’s approval that may not be unreasonably withheld), which shall meet the requirements of an Eligible Assignee.

(b) No Lender or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-documentation agent,” “book manager,” “lead manager,” “arranger,” “book runner,” or “lead arranger” shall have any right, power, obligation, liability, responsibility, or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, no Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13

MISCELLANEOUS

13.1 Headings. The headings, captions and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

13.2 Nonbusiness Days; Time. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a Eurodollar Borrowing, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

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13.3 Communications. Unless otherwise specifically provided, whenever any Loan Document requires or permits any consent, approval, notice, request, demand, or other communication from one party to another, communication must be in writing (which may be by telex or telecopy) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the appropriate telex number and the appropriate answerback is received, (b) if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the telecopy shall be deemed to have been delivered), (c) if by mail, on the fifth (5th) Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified mail, return receipt requested, and deposited in the appropriate official postal service, or (d) if by any other means, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party to a Loan Document is set forth on Schedule 1.

13.4 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under this Agreement must be satisfactory to Administrative Agent and its counsel.

13.5 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents survive all closings under the Loan Documents and, except as otherwise indicated, are not affected by any investigation made by any party.

13.6 Governing Law. EXCEPT AS EXPRESSLY PROVIDED IN A LOAN DOCUMENT, THE GOVERNMENTAL REQUIREMENTS (OTHER THAN CONFLICT-OF-LAWS PROVISIONS) OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA GOVERN THE RIGHTS AND DUTIES OF THE PARTIES TO THE LOAN DOCUMENTS AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS.

13.7 Invalid Provisions. Any provision in any Loan Document held to be illegal, invalid, or unenforceable is fully severable; the appropriate Loan Document shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Administrative Agent, Lenders, and Borrower agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid and enforceable. However, if the provision held to be illegal, invalid, or unenforceable is a material part of this Agreement, such invalid, illegal, or unenforceable provision shall be, to the extent permitted by applicable law, replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such illegal, invalid, or unenforceable clause or provision as the context thereof would reasonably allow, so that such clause or provision would thereafter be legal, valid, and enforceable.

13.8 Venue; Service of Process; Jury Trial. EACH PARTY TO ANY LOAN DOCUMENT, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS (AND IN THE CASE OF BORROWER, FOR EACH OF ITS CONSOLIDATED AFFILIATES), (a) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF NEW YORK, (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BROUGHT IN DISTRICT COURTS OF NEW YORK COUNTY, NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE

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SOUTHERN DISTRICT OF NEW YORK, (c) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (d) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, (e) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS, AND (f) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower (for itself and on behalf of each of its Consolidated Affiliates) acknowledges that these waivers are a material inducement to Administrative Agent’s and each Lender’s agreement to enter into a business relationship, that Administrative Agent and each Lender has already relied on these waivers in entering into this Agreement, and that Administrative Agent and each Lender will continue to rely on each of these waivers in related future dealings. Borrower (for itself and on behalf of each of its Consolidated Affiliates) further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION 13.8 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN DOCUMENT. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

13.9 Amendments, Consents, Conflicts, and Waivers.

(a) Required Lenders. Unless otherwise specifically provided, the provisions of this Agreement may be amended, modified, or waived, only by an instrument in writing executed by Borrower and the Required Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this Agreement.

(b) All Lenders. Except as specifically otherwise provided in this Section 13.9, any amendment to or consent or waiver under this Agreement or any Loan Document that purports to (x) increase the amount or amend the definition of Permitted Redemptions must be by an instrument in writing executed by Borrower and the Majority Lenders, and (y) accomplish any of the following must be by an instrument in writing executed by Borrower and executed (or approved, as the case may be) by each Lender (other than any Defaulting Lender): (i) extends the scheduled Termination Date; (ii) extends the due date or decreases the amount of any scheduled payment or amortization of the Obligation beyond the date specified in the Loan Documents; (iii) decreases any rate or amount of interest, fees, principal, or other sums payable to Administrative Agent or Lenders under this Agreement (except such reductions as are contemplated by this Agreement); (iv) changes the definition of “Adjusted Property EBITDA,” “Approved Costs,” “EBITDA Adjustments,” “EBITDA Value,” “Majority Lenders,” “Occupancy Rate,” “Required Lenders,” “Pro Rata Share,” or “Unencumbered Property;” (v) increases any one or more Lenders’ Term Loan; (vi) waives compliance with, amends, or fully or partially releases the PPT

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Guaranty; (vii) permits Borrower to assign any of its rights hereunder; (viii) amends Section 4.1; or (ix) changes this Section 13.9(b) or any other matter specifically requiring the consent of all Lenders under this Agreement.

(c) Administrative Agent. No amendment, modification, consent, or waiver which modifies the rights, duties, or obligations of Administrative Agent shall be effective without the consent of Administrative Agent.

(d) Conflicts. Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Document is controlled by the terms and provisions of this Agreement.

(e) Course of Dealing. No course of dealing or any failure or delay by any Credit Party or any of its Representatives with respect to exercising any Right of any Credit Party under this Agreement operates as a waiver thereof. A waiver must be in writing and signed by the Required Lenders or Lenders, as appropriate, to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

13.10 Multiple Counterparts. Any Loan Document may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of thereof, it shall not be necessary to produce or account for more than one counterpart. Each Lender need not execute the same counterpart of this Agreement so long as identical counterparts are executed by Borrower, each Lender, and Administrative Agent. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to Administrative Agent by each Lender, Administrative Agent, and Borrower, or, in the case only of Lenders, when Administrative Agent has received telecopied, telexed, or other evidence satisfactory to it that each Lender has executed and is delivering to Administrative Agent a counterpart of this Agreement.

13.11 Successors and Assigns; Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 13.11, (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 13.11 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its Rights and obligations under this Agreement (including all or a portion of its Term Loan and Note at the time owing to it); provided that (i) except for an assignment by such Lender to an Affiliate of such Lender, such Lender shall have received the prior consent of Administrative Agent and, so long as no Potential Default or Default has occurred and is continuing, Borrower (each such consent not to be unreasonably withheld or delayed); (ii) except in the case of an assignment of the entire remaining

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amount of the assigning Lender’s Term Loan and Note at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loan (which for this purpose includes Principal Debt outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Rights and obligations under this Agreement with respect to the Notes or the Term Loan assigned; (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and (v) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan, the aggregate amount of the Term Loan of such assigning Lender, after giving effect to such assignment, is at least $5,000,000. Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 13.11, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s Rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.15(c) and (d), 3.17, 7.7 and 7.12 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Administrative Agent agrees to provide Borrower with copies of all Assignment and Assumption Agreements so long as no Default exists. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 13.11.

(c) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan of, and principal amounts of the Notes owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, Administrative Agent, and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan and/or the Notes; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) the amount of each such participation shall not be less than $5,000,000; and (v) the aggregate amount of the Term Loan of such Lender selling such participation, after giving effect to such assignment, is at least $5,000,000. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to

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enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 13.9(b) that directly affects such Participant. Subject to subsection (e) of this Section 13.11, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.15(c) and (d) and 3.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 13.11. To the extent permitted by law, each Participant also agrees to be subject to Section 3.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Sections 3.15(c) and (d) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.15(d) unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.18 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its Rights under this Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Eligible Assignee” means any of: (i) a commercial bank organized under the laws of the United States, or any State thereof, and (x) having total assets in excess of $1,000,000,000, (y) having a combined capital and surplus of at least $250,000,000, and (z) whose debt obligations (or its parent’s debt obligations) are rated not less than Baa1 by Moody’s or BBB+ by S & P; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and (x) having total assets in excess of $1,000,000,000, (y) a combined capital and surplus of at least $250,000,000, and (z) whose debt obligations (or its parent’s debt obligations) are rated not less than Baa1 by Moody’s or BBB+ by S & P, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans (e.g., General Electric Capital Corporation), or an Affiliate thereof (other than any Person which is directly or indirectly an Obligor or directly or indirectly an Affiliate of any Obligor) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000, and (3) whose debt obligations (or its parent’s debt obligations) are rated not less than Baa1 by Moody’s or BBB+ by S & P; or (v) an Affiliate of Eurohypo.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

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(h) Prior to the payment in full of the Obligations, and unless a Default exists or Borrower otherwise consents in writing, Administrative Agent shall, at all times prior to its resignation or replacement as Administrative Agent hereunder, retain a minimum Term Loan equal to the lesser of (i) $20,000,000, or (ii) an amount equal to twenty percent (20%) of the Total Principal Debt.

13.12 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Borrower’s obligations under the Loan Documents remain in full force and effect until the Obligation is paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents). If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrower or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise, then the obligations of Borrower under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

13.13 Amendment and Restatement. The parties hereto agree that, on the Closing Date, after all conditions precedent set forth in Section 5.1 have been satisfied or waived: (a) the Obligation (as defined herein) represents, among other things, the amendment, extension, consolidation, and modification of the “Obligation” (as defined in the Original Agreement); (b) this Agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Original Agreement; (c) the Notes executed pursuant to this Agreement amend, renew, extend, modify, replace, substitute for and supersede in their entirety (but do not extinguish, the Indebtedness arising under) the promissory notes issued pursuant to the Original Agreement; and (d) the entering into and performance of their respective obligations under this Agreement and the transactions evidenced hereby do not constitute a novation

13.14 Entirety. THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS (EACH AS AMENDED IN WRITING FROM TIME TO TIME) EXECUTED BY BORROWER AND/OR ANY CREDIT PARTY REPRESENT THE FINAL AGREEMENT AMONG BORROWER AND THE CREDIT PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank;

Signature Pages Follow.]

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SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.,

EUROHYPO AG, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT,

AND THE LENDERS DEFINED THEREIN

EXECUTED as of the day and year first mentioned.

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.

a Delaware limited partnership,

as Borrower

By: PRENTISS PROPERTIES I, INC.,

General Partner

By: /s/ Richard C. Bower, II

Richard C. Bower, II

Vice President

EUROHYPO AG, NEW YORK BRANCH,

as Administrative Agent and a Lender

By: /s/ Michael A. Seton

Michael A. Seton

Senior Director

By: /s/ Andrew Cherrick

Andrew Cherrick

Vice President

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